EXHIBIT 4.3

Execution Version

SECOND LIEN TERM LOAN AGREEMENT

dated as of

November 17, 2005

among

GOODRICH PETROLEUM COMPANY, L.L.C.

Borrower

BNP PARIBAS

Administrative Agent

and

CERTAIN LENDERS

Sole Lead Arranger and Sole Bookrunner

BNP PARIBAS

i

ANNEXES, SCHEDULES AND EXHIBITS

Annex I		Terms of Subordination

Schedule 2	-	Lenders
Schedule 6	-	Closing Documents
Schedule 7.3	-	Companies and Names
Schedule 7.9	-	Litigation
Schedule 7.11	-	Environmental Matters
Schedule 7.15	-	Affiliate Transactions
Schedule 9.2	-	Permitted Debt
Schedule 9.4	-	Permitted Liens
Schedule 9.8	-	Permitted Loans, Advances, and Investments

Exhibit A	-	Note
Exhibit B	-	Form of Production Report
Exhibit C-1	-	Borrowing Request
Exhibit C-2	-	Conversion Notice
Exhibit C-3	-	Compliance Certificate
Exhibit D	-	Opinion of Counsel to Companies
Exhibit E	-	Assignment and Assumption Agreement

v

SECOND LIEN TERM LOAN AGREEMENT

THIS SECOND LIEN TERM LOAN AGREEMENT dated as of November 17, 2005 is among GOODRICH PETROLEUM COMPANY, L.L.C., a Louisiana limited liability company (“Borrower”), Lenders (defined below), and BNP PARIBAS, a foreign banking corporation organized under the laws of the Republic of France, as Administrative Agent for Lenders.

RECITALS

A. Borrower has requested that the Lenders provide a $30,000,000 second lien term loan to Borrower.

B. Each Lender has severally agreed to make its ratable portion of such loan subject to the terms and conditions of this agreement.

In consideration of the mutual covenants and agreements herein contained and of the loans and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in the Loan Documents:

“Affiliate” of a Person means any other individual or entity who directly or indirectly controls, is controlled by, or is under common control with that Person. For purposes of this definition (a) “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or other interests, by contract, or otherwise) and (b) the Companies are “Affiliates” of each other.

“Administrative Agent” means, at any time, BNP Paribas, a foreign banking corporation organized under the laws of the Republic of France — or its successor appointed under Article XIII — acting as “administrative agent” for Lenders under the Loan Documents.

“Applicable Margin” means (a) with respect to each LIBOR-Rate Tranche, a rate per annum equal to 4.5%; and (b) with respect to each Base-Rate Tranche, a rate per annum equal to 3.5%.

“Arranger” means BNP Paribas, in its capacity as the sole lead arranger and sole bookrunner hereunder.

“Assignee” is defined in Section 14.10(c).

“Assignments” is defined in Section 14.10(c).

“Base Rate” means, for any day, the greater of either (a) the annual interest rate most recently announced by BNP Paribas as its prime rate or base rate of interest (which may not necessarily represent the lowest or best rate actually charged to any customer) in effect at its principal office in New York, New York, automatically fluctuating upward and downward as specified in each announcement without special notice to Borrower or any other Person or (b) the sum of the Federal-Funds Rate plus 0.5%.

“Base-Rate Tranche” means a Tranche bearing interest at the sum of the Base Rate plus the Applicable Margin.

“Borrower” is defined in the preamble to this agreement.

“Borrowing” means the term loans made by Lenders to Borrower hereunder.

“Borrowing Request” means a request for the term loan, subject to Section 2.2(a) and (b), substantially in the form of Exhibit C-1.

“Business Day” means any day, other than a Saturday or Sunday or legal holiday, on which (i) commercial banks generally are open for business in New York, New York and Houston, Texas and (ii) in the case of LIBOR-Rate Tranches, dealings in eurodollar deposits are generally carried out in the London interbank eurodollar market.

“Capital Lease” means any capital lease or sublease that is required by GAAP to be capitalized on a balance sheet.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq.

“Change of Control” means the occurrence of any of the following events: (a) any Person or two or more Persons, other than Goodrich or any Affiliate of Goodrich, acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act, and including holding proxies to vote for the election of directors other than proxies held by Goodrich’s management or their designees to be voted in favor of persons nominated by Goodrich’s Board of Directors) of fifty percent (50%) or more of the outstanding voting securities of Goodrich, measured by voting power (including both ordinary shares and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of Goodrich), (b) Goodrich shall fail beneficially to own, directly or indirectly, 100% of the outstanding shares of voting Equity Interests of any of the other Restricted Companies on a fully-diluted basis or (c) 50% or more of the directors of Goodrich shall consist of Persons not nominated by Goodrich’s Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements).

“Closing Date” means November 17, 2005.

“Code” means the Internal Revenue Code of 1986.

“Collateral” is defined in Section 5.2.

“Collateral Documents” is defined in Section 5.2.

“Commitment” means, at any time and for any Lender, the amount stated beside that Lender’s name on the most-recently amended Schedule 2 (which amount is subject to reduction and cancellation as provided in this agreement).

“Commitment Percentage” means, for any Lender, the proportion (stated as a percentage) that its Commitment bears to the total Commitments of all Lenders.

“Companies” means, at any time, Goodrich and each of its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-3 and signed by a Responsible Officer.

“Conversion Notice” means a request, subject to Section 3.10, substantially in the form of Exhibit C-2.

“Current Financials”, unless otherwise specified means either (i) the Companies’ consolidated Financials for the year ended December 31, 2004, together with the Companies’ Financials for the nine (9) months ended on September 30, 2005, or (ii) at any time after annual Financials are first delivered under Section 8.1, the Companies’ annual Financials then most recently delivered to Lenders under Section 8.1(a), together with the Companies’ quarterly Financials then most recently delivered to Lenders under Section 8.1(b).

“Debt” means — for any person, at any time, and without duplication — the sum of (a) all obligations required by GAAP to be classified upon that Person’s balance sheet as liabilities, (b) liabilities secured (or for which the holder of such liabilities has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, (c) obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, (d) all obligations under synthetic leases plus (e) all guaranties, endorsements, and other contingent obligations for Debt of others.

“Debtor Laws” means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws affecting creditors’ Rights.

“Default” is defined in Article XI.

“Default Rate” means, for any day, an annual interest rate equal from day to day to the lesser of either (a) (i) with respect to any LIBOR-Rate Tranche, the then existing LIBOR-Rate, plus the Applicable Margin plus 2.00%, (ii) with respect to any Base-Rate Tranche, the then existing Base Rate plus the Applicable Margin, plus 2.00% and (iii) with respect to any other portion of the Obligation, the then existing Base Rate plus 2.50% or (b) the Maximum Rate.

“Determining Lenders” means, at any time, any combination of Lenders holding (directly or indirectly) at least 66 2/3% of the Principal Debt.

“Distribution” means, with respect to any shares of any Equity Interests issued by a Person (a) the retirement, redemption, purchase, or other acquisition for value of those Equity Interests, (b) the declaration or payment of any dividend on or with respect to those Equity Interests, (c) any loan or advance by that Person to, or other investment by that Person in, the holder of any of those Equity Interests and (d) any other payment by that Person with respect to those Equity Interests.

“EBITDAX” means for any Person, for any period, and without duplication — the sum of (a) Net Income, minus, to the extent actually added in calculating Net Income, all non-cash income (including any non-cash gains or positive adjustments under Statement of Financial Accounting Standards 133 (and any statements replacing, modifying or superceding such statement) as the result of changes in the fair market value of derivatives, including any non-cash gains or positive adjustments on derivatives that do not qualify for hedge accounting treatment under any such statements) and extraordinary items, plus (b) to the extent actually deducted in calculating Net Income, Interest Expense, income Taxes, any non-cash losses or negative adjustments under Statement of Financial Accounting Standards 133 (and any statements replacing, modifying or superceding such statement) as the result of changes in the fair market value of derivatives, including any non-cash losses or negative adjustments on derivatives that do not qualify for hedge accounting treatment under any such statements, depreciation, depletion, amortization and exploration expenses, and other similar non-cash charges. For the purposes of calculating EBITDAX for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Total Debt to EBITDAX ratio pursuant to Section 10.2, (i) if at any time during such Reference Period any Company shall have made any Material Disposition, the EBITDAX for such Reference Period shall be reduced by an amount equal to the EBITDAX (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDAX (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period any Company shall have made a Material Acquisition, EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that involves the payment of consideration by any Company in excess of $10,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to any Company in excess of $10,000,000.

“Employee Plan” means an employee-pension-benefit plan covered by Title IV of ERISA and established or maintained by any Company.

“Environmental Indemnity Agreement” means any agreement (including, without limitation, insurance policies), in form and substance satisfactory to Administrative Agent, by which a Restricted Company or Predecessor is entitled to receive reimbursement or other payment on account of any Environmental Liability other than any agreements (a) in the nature of environmental consulting or engineering agreements for professional services or (b) the terms of which preclude that Company or Predecessor from asserting a claim for reimbursement or other payment on account of any Environmental Liability.

“Environmental Investigation” means any health, safety, or environmental site assessment, investigation, study, review, audit, compliance audit, or compliance review conducted at any time or from time to time — whether at the request of Administrative Agent or any Lender, upon the order or request of any Tribunal, or at the voluntary instigation of any Company — concerning any Real Property or the business operations or activities of any Company, including, without limitation (a) air, soil, groundwater, or surface-water sampling and monitoring, (b) repair, cleanup, remediation, or detoxification, (c) preparation and implementation of any closure, remedial, spill, emergency, or other plans and (d) any health, safety, or environmental compliance audit or review.

“Environmental Law” means any applicable Law that relates to (a) the condition of air, ground or surface water, soil, or other environmental media, (b) the environment or natural resources, (c) safety or health or (d) the regulation of any contaminants, wastes, and Hazardous Substances, including, without limitation, CERCLA, OSHA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Safe Drinking Water Act (42 U.S.C. § 201 and § 300f et seq.), the Rivers and Harbors Act (33 U.S.C. § 401 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), analogous state and local Laws, and any analogous future enacted or adopted Law or (c) to the Release or threatened Release of Hazardous Substances.

“Environmental Liability” means any liability, loss, fine, penalty, charge, lien, damage, cost, or expense of any kind that results directly or indirectly, in whole or in part (a) from the violation of any Environmental Law, (b) from the Release or threatened Release of any Hazardous Substance, (c) from removal, remediation, or other actions in response to the Release or threatened Release of any Hazardous Substance, (d) from actual or threatened damages to natural resources, (e) from the imposition of injunctive relief or other orders, (f) from personal injury, death, or property damage which occurs as a result of any Company’s use, storage, handling, or the Release or threatened Release of a Hazardous Substance or (g) from any Environmental Investigation performed at, on, or for any Real Property (including without limitation, the Leases and the Mineral Interests).

“Environmental Permit” means any permit, license, or other authorization from any Tribunal that is required under any Environmental Law for the lawful conduct of any business, process, or other activity.

“Environmental Report” means any written or verbal report memorializing any Environmental Investigation.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Existing Preferred Stock” means the Goodrich Series A Preferred Stock currently traded on the NASDAQ Small Cap market.

“Farmout Agreement” means that certain letter agreement re: Bethany-Longstreet Field Caddo and DeSoto Parishes Louisiana, dated June 10, 2003, among Faulconer Energy Corporation, Faulconer Energy Limited Partnership, and Borrower, as the same may from time to time be amended, modified, supplemented or restated.

“Federal-Funds Rate” means, for any day, the annual rate (rounded upwards, if necessary, to the nearest 0.01%) determined (which determination is conclusive and binding, absent manifest error) by Administrative Agent to be equal to (a) the weighted average of the rates on overnight federal-funds transactions with member banks of the Federal Reserve System arranged by federal-funds brokers on that day, as published by the Federal Reserve Bank of New York on the next Business Day or (b) if those rates are not published for any day, the average of the quotations at approximately 10:00 a.m. received by Administrative Agent from three federal-funds brokers of recognized standing selected by Administrative Agent in its sole discretion.

“Financials” of a Person means balance sheets, profit and loss statements, reconciliations of capital and surplus, and statements of cash flow prepared (a) according to GAAP (subject to year end audit adjustments with respect to interim Financials) and (b) except as stated in Section 1.5, in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year or other relevant period, as applicable.

“Funded Debt” means for any Person, at any time and without duplication — the sum of (a) the balance of any obligation for borrowed money, plus (b) the total amount capitalized on the balance sheet of that Person with respect to Capital Leases.

“Funding Loss” means any loss, expense, or reduction in yield that any Lender reasonably incurs because (a) Borrower fails or refuses (for any reason whatsoever other than a default by Administrative Agent or that Lender claiming that loss, expense, or reduction in yield) to take any LIBOR-Rate Tranche that it has requested under this agreement or (b) Borrower prepays or pays any LIBOR-Rate Tranche or converts any LIBOR-Rate Tranche to a Tranche of another Type, in each case, other than on the last day of the applicable Interest Period.

“GAAP” means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable from time to time.

“Goodrich” means Goodrich Petroleum Corporation, a Delaware corporation.

“Hazardous Substance” means (a) any substance that is reasonably expected to require, removal, remediation, or other response under any Environmental Law, (b) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic, radioactive, dangerous, or toxic or hazardous substance under any Environmental Law, including, without limitation, any hazardous substance within the meaning of § 101(14) of CERCLA, (c) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, (d) asbestos and asbestos-containing materials in any form, (e) polychlorinated biphenyls, (f) urea formaldehyde foam or (g) any substance the presence of which on any Real Property (including, without limitation, the Leases and the Mineral Interests) either (i) poses or threatens to pose a hazard to the health or safety of persons or to the environment or (ii) could constitute a health or safety hazard to persons or the environment if it emanated or migrated from the Real Property (including, without limitation, the Leases and the Mineral Interests).

“Intercreditor Agreement” means the terms of subordination as attached as Annex I to this agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Interest Expense” means — for any Person, for any period, and without duplication — all interest on Debt, whether paid in cash or accrued as a liability and payable in cash during that period, including, without limitation, the interest component of Capital Leases and any premium or penalty for repayment, redemption, or repurchase of Debt.

“Interest Period” is determined under Section 3.9.

“Laws” means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, and interpretations of any Tribunal.

“Leases” shall have the meaning assigned to it in Section 7.17.

“Lender Lien” means any present or future second-priority Lien (provided that applicable Permitted Liens may exist, however, no intention to subordinate the second priority Lien granted in favor of Administrative Agent for the benefit of Lenders is to be hereby implied or expressed by the permitted existence of such Permitted Liens) securing the Obligation and assigned, conveyed, or granted to or created in favor of Administrative Agent for the benefit of Lenders.

“Lenders” means the financial institutions — including, without limitation, Administrative Agent in respect of its share of the Borrowing — named on Schedule 2 or on the most-recently-amended Schedule 2, if any, delivered by Administrative Agent under this agreement, and, subject to this agreement, their respective successors and permitted assigns (but not any Participant who is not otherwise a party to this agreement).

“LIBOR Rate” means, for a LIBOR-Rate Tranche and for the relevant Interest Period, the annual interest rate (rounded upward, if necessary, to the nearest 0.01%) equal to the quotient obtained by dividing (a) the rate displayed on page 3750 on the Teleratesystem Incorporated Service (or such other page as may replace such page on such service) at approximately 11:00 a.m. London time two Business Days before the first day of that Interest Period in an amount comparable to that LIBOR-Rate Tranche and having a maturity approximately equal to that Interest Period, by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to the relevant Interest Period.

“LIBOR-Rate Tranche” means a Tranche bearing interest at the sum of the LIBOR Rate plus the Applicable Margin.

“Lien” means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind and any other arrangement for a creditor’s claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners.

“Litigation” means any action by or before any Tribunal.

“Loan Documents” means (a) this agreement, certificates and reports delivered under this agreement, and exhibits and schedules to this agreement, (b) the Notes, Collateral Documents, and all other agreements, documents, and instruments in favor of Administrative Agent or Lenders (or Administrative Agent on behalf of Lenders) ever delivered under this agreement or otherwise delivered in connection with all or any part of the Obligation (other than Assignments), (c) the letter agreement described in Section 4.2, (d) the Intercreditor Agreement and (e) all renewals, extensions, and restatements of, and amendments and supplements to, any of the foregoing.

“Material Adverse Event” means any circumstance or event that, individually or collectively, is reasonably expected to result in any (a) material impairment of (i) the ability of Borrower to perform any of its payment or other material obligations under any Loan Document, (ii) the Restricted Companies as a whole to perform any of their payment or other material obligations under any Loan Document or (iii) the ability of Administrative Agent or any Lender to enforce any of those obligations or any of their respective Rights under the Loan Documents, (b) material and adverse effect on the financial condition of the Companies as a whole as represented to Lenders in the Current Financials most recently delivered before the date of this agreement or (c) Default or Potential Default.

“Maximum Amount” and “Maximum Rate” respectively mean, for a Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Law, that Lender is permitted to contract for, charge, take, reserve, or receive on the Obligation.

“Mineral Interests” shall mean all present and future rights, titles and interests that Borrower or any other Company may now have or hereafter acquire in and to all (i) oil, gas and/or mineral leases, royalty and overriding royalty interests, production payments, farm-out agreements, net profit interests and mineral fee interests, (ii) present and future unitization, communication and pooling arrangements (and all properties covered and units created thereby), whether arising by contract or operation of law, which now or hereafter include all or any part of the foregoing and (iii) lands now or hereafter subject to any of the foregoing.

“Mortgaged Properties” shall mean all of Mineral Interests described in the Collateral Documents and all related personal property and rights to payments or proceeds thereon or therefrom, and all other properties in which Borrower or any other Company has heretofore granted or purported to grant or hereinafter grants or purports to grant to Administrative Agent, for the benefit of the Lenders, a Lender Lien in accordance with Section 5.2, in order to secure the Notes and the Obligation.

“Multiemployer Plan” means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which any Company (or any Person that,

for purposes of Title IV of ERISA, is a member of Borrower’s controlled group or is under common control with Borrower within the meaning of Section 414 of the Code) is making, or has made, or is accruing, or has accrued, an obligation to make contributions.

“Net Income” of any Person means that Person’s profit or loss after deducting its Tax expense.

“Notes” means the promissory notes of Borrower described in Section 3.1(a) and being in the form of Exhibit A hereto, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligation” means all present and future Debts, liabilities, and obligations of any Company to Administrative Agent or any Lender and related to any Loan Document, whether principal, interest, fees, costs, attorneys’ fees, or otherwise, and all renewals, extensions, and modifications of any of the foregoing.

“OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.

“Participant” is defined in Section 14.10(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PDP PV” means the PV of Proved Developed Producing Reserves of Borrower and the other Companies as described in the most recently delivered Reserve Report as increased or decreased to reflect the economic impact and cash flows of Swap Agreements (provided that Swap Agreements with non-investment grade counterparties shall not be taken into account to the extent that such Swap Agreements improve the position of or otherwise benefit the Borrower or any other Company).

“Permitted Debt” means Debt described on Schedule 9.2.

“Permitted Liens” means the Liens described on Schedule 9.4.

“Person” means any individual, entity, or Tribunal.

“Potential Default” means any event’s occurrence or any circumstance’s existence that would — upon any required notice, time lapse, or both — become a Default.

“Predecessor” means any Person for whose obligations and liabilities any Company is reasonably expected to be liable as the result of any merger, de facto merger, stock purchase, asset purchase or divestiture, combination, joint venture, investment, reclassification, or other similar business transaction.

“Principal Debt” means, at any time, the unpaid principal balance of the Borrowing.

“Pro Rata” and “Pro Rata Part” mean, at any time and for any Lender, the proportion (stated as a percentage) that the principal amount of its loan hereunder bears to the Principal Debt.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions.

“PV” means, with respect to any Proved Reserves expected to be produced from any Mineral Interests, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to Borrower’s and the other Companies’ collective interests in such reserves during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (b) the pricing assumptions used in determining PV for any particular reserves shall be based upon the following price decks: (i) for natural gas, $6.00 per mcf, provided that (A) if the quotation for deliveries of natural gas for each such year from the New York Mercantile Exchange for Henry Hub is less than $6.00 per mcf, such lesser price shall be used and (B) with respect to quotations for calendar years after the fifth calendar year, the quotation for the fifth calendar year shall be applied and (ii) for crude oil, $40 per barrel, provided that (A) if the quotation for deliveries of crude oil for each such calendar year from the New York Mercantile Exchange for Cushing, Oklahoma is less than $40 per barrel, such lesser price shall be used and (B) with respect to quotations for calendar years after the fifth calendar year, the quotation for the fifth calendar year shall be applied and (c) the cash-flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differentials for each month during the preceding 12-month period calculated by comparing realized crude oil and natural gas prices to Cushing, Oklahoma and Henry Hub NYMEX prices for each month during such period.

“Real Property” means any land, buildings, fixtures, and other improvements to land now or in the future directly or indirectly owned by any Restricted Company, leased to or otherwise operated by any Restricted Company, or subleased by any Restricted Company to any other Person.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, migrating, or other movement into the air, ground or surface water, or soil.

“Representatives” means representatives, officers, directors, employees, accountants, attorneys, and agents.

“Reserve Report” means each report delivered to Administrative Agent by Borrower pursuant to Section 8.1(c).

“Reserve Requirement” means, for any LIBOR-Rate Tranche and for the relevant Interest Period, the total reserve requirements (including all basic, supplemental, emergency, special, marginal, and other reserves required by applicable Law) applicable to eurocurrency fundings or liabilities as of the first day of that Interest Period.

“Responsible Officer” means Borrower’s chairman, president, chief executive officer, or chief financial officer.

“Restricted Company” means Goodrich, Borrower and each other Subsidiary of Goodrich other than any Subsidiary that has no assets except its corporate name and conducts no operations.

“Rights” means rights, remedies, powers, privileges, and benefits.

“Senior Revolving Notes” means the Notes issued pursuant to the Senior Revolving Credit Agreement, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Senior Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of November 17, 2005 among Borrower, BNP Paribas, as administrative agent, and the lenders party thereto, together with all amendments, modifications and supplements thereto.

“Senior Revolving Loan Documents” means the Senior Revolving Credit Agreement, the Senior Revolving Notes and any “Loan Documents” (as defined therein), in each case, together with all amendments, modifications and supplements thereto.

“Solvent” means, as to any Person, that (a) the aggregate fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its Debts as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.

“Stated-Termination Date” means November 17, 2010.

“Subsidiary” of any Person means any entity of which more than 50% (in number of votes) of the stock (or equivalent interests) is owned of record or beneficially, directly or indirectly, by that Person.

“Swap Agreement” means any present or future, whether master or single, agreement, document, or instrument providing for — or constituting an agreement to enter into — an interest-rate, basis, credit default, or commodity swap; forward-rate arrangement; commodity option; equity or equity-index swap or option; bond or interest-rate option; forward-foreign-exchange arrangement; rate-cap, -collar, or -floor arrangement; currency- or cross-currency-swap arrangement; swaption; currency-option; or any similar arrangement.

“Taxes” means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises, or assets.

“Termination Date” means the earlier of either (a) the Stated-Termination Date or (b) the effective date that the Principal Debt has been accelerated hereunder.

“Total Debt” means, with respect to Borrower and each other Restricted Company, the sum of the following (without duplication): (a) all Funded Debt and obligations evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments of such Persons; (b) all Debt secured (or for which the holder of such Debt has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by such Persons; (c) all obligations of such Persons (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; and (d) all Debt of others guaranteed by such Persons or in which such Persons otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss.

“Total PV” means at any time the PV attributable to Proved Reserves as most recently determined and certified to the Lenders in accordance with Section 2.6, as the same may be adjusted from time to time pursuant to Section 8.18(c) and Section 9.10(e) and further adjusted, if necessary, to exclude a portion of reserves other than Proved Developed Producing Reserves such that not less than 70% of Total PV is attributable to PDP PV.

“Tranche” means a division or portion of the Borrowing.

“Tribunal” means any (a) local, state, territorial, federal, or foreign judicial, executive, regulatory, administrative, legislative, or governmental agency, board, bureau, commission, department, or other instrumentality, (b) private arbitration board or panel or (c) central bank.

“Type” is defined in Section 1.2.

Section 1.2 Types of Tranches. Tranches hereunder are distinguished by “Type”. The “Type” of a Tranche refers to the determination whether such Tranche is a LIBOR-Rate Tranche or a Base-Rate Tranche.

Section 1.3 Time References. Unless otherwise specified, in the Loan Documents (a) time references (e.g., 11:00 a.m.) are to time in New York, New York and (b) in calculating a period from one date to another, the word “from” means “from and including” and the word “to” or “until” means “to but excluding.”

Section 1.4 Other References. Unless otherwise specified, in the Loan Documents (a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender, (b) heading and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan

Document in which they are used, (e) references to “telecopy,” “facsimile,” “fax,” or similar terms are to facsimile or telecopy transmissions, (f) references to “including” mean including without limiting the generality of any description preceding that word, (g) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Documents, (h) references to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any Law include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it and (j) references to any Loan Document or other document include every renewal and extension of it, amendment and supplement to it, and replacement or substitution for it.

Section 1.5 Accounting Principles. Unless otherwise specified, in the Loan Documents (a) GAAP determines all accounting and financial terms and compliance with financial covenants, (b) GAAP in effect on the date of this agreement determines compliance with financial covenants, (c) otherwise, all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period, and (d) while Goodrich has any consolidated Subsidiaries (i) all accounting and financial terms and compliance with reporting covenants must be on a consolidating and consolidated basis, as applicable and (ii) compliance with financial covenants must be on a consolidated basis.

ARTICLE II

COMMITMENT

Section 2.1 Term Facility.

(a) Subject to the terms and conditions of this agreement, each Lender severally agrees to make a term loan in U.S. dollars to Borrower on the Closing Date in an aggregate principal amount equal to such Lender’s Commitment. The Commitments are not revolving in nature, and amounts repaid or prepaid may not be reborrowed under any circumstance. Any portion of the Commitments not utilized on the Closing Date shall be permanently cancelled.

(b) Each Lender shall make its term loan as part of the Borrowing, which shall consist of term loans made by the Lenders ratably in accordance with their respective Commitments. Subject to Section 3.15, on the Closing Date, the Borrowing shall be comprised of a Base-Rate Tranche and/or LIBOR-Rate Tranche(s) as the Borrower may request in accordance herewith.

(c) Each Tranche may only be $5,000,000 or a greater integral multiple of $1,000,000. Notwithstanding any other provision of this agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Tranche if the Interest Period requested with respect thereto would end after the Stated-Termination Date.

Section 2.2 Borrowing Procedure. The following procedures apply to the Borrowing:

(a) Borrowing Request. Borrower shall request the Borrowing by making or delivering the Borrowing Request (that may be telephonic if confirmed immediately in writing by 2:00 p.m. on the same Business Day) to Administrative Agent, which is irrevocable and binding on Borrower, stating the Type, amount, and Interest Period for each Tranche and which must be received by Administrative Agent no later than 11:00 a.m. on the third Business Day before the Closing Date on which funds are requested (which shall be a Business Day) for the Borrowing. Administrative Agent shall promptly notify each Lender of any such Borrowing Request.

(b) Funding. Each Lender shall remit its Commitment Percentage of the requested Borrowing to Administrative Agent’s principal office in New York, New York, in funds that are available for immediate use by Administrative Agent by 1:00 p.m. on the Closing Date. Subject to receipt of those funds, Administrative Agent shall (unless to its actual knowledge any of the applicable conditions precedent have not been satisfied by Borrower or waived by the requisite Lenders under Section 14.8) make those funds available to Borrower by (at Borrower’s option) (i) wiring the funds to or for the account of Borrower at the direction of Borrower or (ii) depositing the funds in an account designated by Borrower.

(c) Funding Assumed. Absent contrary written notice from a Lender, Administrative Agent may assume that each Lender has made its Commitment Percentage of the requested Borrowing available to Administrative Agent on the Closing Date, and Administrative Agent may, in reliance upon such assumption (but shall not be required to), make available to Borrower a corresponding amount. If a Lender fails to make its Commitment Percentage of the Borrowing available to Administrative Agent on the Closing Date, Administrative Agent may recover the applicable amount on demand, (i) from that Lender together with interest, commencing on the Closing Date and ending on (but excluding) the date Administrative Agent recovers the amount from that Lender, at an annual interest rate equal to the Federal-Funds Rate or (ii) if that Lender fails to pay its amount upon demand, then from Borrower. No Lender is responsible for the failure of any other Lender to make its Commitment Percentage of the Borrowing available as required by Section 2.2(b); however, failure of any Lender to make its Commitment Percentage of the Borrowing so available does not excuse any other Lender from making its Commitment Percentage of the Borrowing so available.

Section 2.3 Intentionally Omitted.

Section 2.4 Borrowing Notice. The Borrowing Request (whether telephonic or written) constitutes a representation and warranty by Borrower that as of the Closing Date all of the conditions precedent in Article VI have been satisfied.

Section 2.5 Termination. The Commitments shall terminate at 3.00 p.m., New York, New York time on the Closing Date.

Section 2.6 Total PV. The initial Total PV shall be $157,500,000. The Total PV shall be redetermined semi-annually through the Termination Date in accordance with the terms of this Section 2.6. In connection with each semi-annual redetermination, Borrower shall deliver to Administrative Agent a certificate, in form reasonably satisfactory to Administrative Agent, setting forth in sufficient detail Borrower’s calculation of Total PV based on the applicable definitions of this agreement, and attaching thereto the Reserve Report and other information used by Borrower in calculating the Total PV, within ninety (90) days after each December 31 and June 30, with the first such certificate to be delivered on or before March 31, 2006. In addition, Borrower may, by notifying Administrative Agent thereof, and Administrative Agent may, at the direction of the Determining Lenders, by notifying Borrower thereof, each elect to require the Total PV to be redetermined one additional time on a specified “as of” date between such regular determinations (which shall be the first day of a calendar month following the date of such notice), in which event Borrower shall deliver to Administrative Agent such certificate no later than one month after such specified date reflecting the Total PV as of such specified date. In addition to the foregoing, the Total PV shall be subject to further adjustment from time to time in accordance with Section 8.18(c) and Section 9.10(e).

Upon receipt of such certificate, Administrative Agent shall promptly review such certificate and, within ten (10) Business Days, confirm to Borrower and Lenders that (i) the calculations used to determine the Total PV were based upon the pricing and other requirements set forth in the definition of Total PV, (ii) no mathematical or other errors or omissions have been made in such calculation and (iii) the engineering analysis used to determine the Total PV was based upon estimated production, pricing and costs acceptable to Administrative Agent. If facts under (i), (ii) or (iii) are ascertained to exist, Administrative Agent and Borrower shall cooperate to promptly calculate the proper amount of the Total PV. Otherwise, upon confirmation of such amount as the Total PV, such amount will be the Total PV until next adjusted or redetermined in accordance with the terms of this agreement.

Section 2.7 Subordination of Loans. The Borrowing, the Notes, this agreement and the other Loan Documents, the rights and remedies of the Lenders and Administrative Agent hereunder and thereunder and the Liens created thereby are subject to the Terms of Subordination attached hereto as Annex I.

ARTICLE III

TERMS OF PAYMENT

Section 3.1 Notes and Payments.

(a) Notes. The Principal Debt is evidenced by the Notes, one payable to each Lender in amount equal to its Pro Rata Part of $30,000,000.

(b) Payment. Borrower must make each payment and prepayment on the Obligation to Administrative Agent’s principal office in New York, New York in immediately available funds by 1:00 p.m. on the day due; otherwise, but subject to Section 3.8, those funds continue to accrue interest as if they were received on the next Business Day. Administrative Agent shall promptly pay to each Lender the part of any payment or prepayment to which that Lender is entitled under this agreement on the same day Administrative Agent receives the funds from Borrower.

(c) Payment Assumed. Unless Administrative Agent has received notice from Borrower prior to the date on which any payment is due under this agreement that Borrower will not make that payment in full, Administrative Agent may assume that Borrower has made the full payment due and Administrative Agent may, in reliance upon that assumption, cause to be distributed to each Lender on that date the amount then due to each Lender. If and to the extent Borrower does not make the full payment due to Administrative Agent, each Lender shall repay to Administrative Agent on demand the amount distributed to that Lender by Administrative Agent together with interest for each day from the date that Lender received payment from Administrative Agent until the date that Lender repays Administrative Agent (unless such repayment is made on the same day as such distribution), at an interest rate equal to the Federal-Funds Rate.

Section 3.2 Interest and Principal Payments; Prepayments.

(a) Interest. Accrued interest on each LIBOR-Rate Tranche is due and payable on the last day of its respective Interest Period. If any Interest Period for a LIBOR-Rate Tranche is greater than three months, then accrued interest is also due and payable on the date three months after the commencement of the Interest Period. Accrued interest on each Base-Rate Tranche is due and payable on the last day of each March, June, September, and December — commencing on the first of those dates that follows the Closing Date — and on the Termination Date. Notwithstanding the foregoing, (i) interest accrued pursuant to Section 3.5 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Tranche (other than an optional prepayment of a Base-Rate Tranche prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any LIBOR-Rate Tranche prior to the end of the current Interest Period therefor, accrued interest on such LIBOR-Rate Tranche shall be payable on the effective date of such conversion.

(b) Mandatory Repayment; Optional Prepayments. The Principal Debt is due and payable on the Termination Date. Before that date, subject to any Funding Loss payable pursuant to Section 3.18, Borrower shall have the right to prepay the Principal Debt, in whole or in part, as follows:

(i) at any time during the period commencing on the first Business Day after the Closing Date to and including the first anniversary of the Closing Date, with a premium equal to 1% of such amount prepaid; and

(ii) at any time during the period commencing on the first Business Day after the first anniversary of the Closing Date to and including the Stated-Termination Date, without premium or penalty;

provided that, in any event, each prepayment is in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, or if such amount is less than $5,000,000, the outstanding principal amount of the Borrowing. Conversions under Section 3.10 are not prepayments.

Section 3.3 Interest Options. Except that the LIBOR Rate may not be selected when a Default or Potential Default exists and except as otherwise provided in this agreement, Tranches bear interest at an annual rate equal to the lesser of either (a) the Base Rate plus the Applicable Margin or the LIBOR Rate plus the Applicable Margin (in each case as designated or deemed designated by Borrower), as the case may be or (b) the Maximum Rate. Each change in the Base Rate and Maximum Rate is effective, without notice to Borrower or any other Person, upon the effective date of change.

Section 3.4 Quotation of Rates. Borrower may call Administrative Agent before delivering the Borrowing Request to receive an indication of the interest rates then in effect, but the indicated rates do not bind Administrative Agent or Lenders or affect the interest rate that is actually in effect when Borrower makes the Borrowing request or on the Closing Date.

Section 3.5 Default Rate. If permitted by Law, from and after the occurrence of any Default, all Principal Debt and other amounts constituting the Obligation shall bear interest at the Default Rate until paid, regardless whether payment is made before or after entry of a judgment.

Section 3.6 Interest Recapture. If the designated interest rate applicable to any Tranche exceeds the Maximum Rate, the interest rate on that Tranche is limited to the Maximum Rate, but any subsequent reductions in the designated rate shall not reduce the interest rate thereon below the Maximum Rate until the total amount of accrued interest equals the amount of interest that would have accrued if that designated rate had always been in effect. If at maturity (stated or by acceleration), or at final payment of the Notes, the total interest paid or accrued is less than the interest that would have accrued if the designated rates had always been in effect, then, at that time and to the extent permitted by Law, Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest that would have accrued if the designated rates had always been in effect and the amount of interest that would have accrued if the Maximum Rate had always been in effect and (b) the amount of interest actually paid or accrued on the Notes.

Section 3.7 Interest Calculations. Interest will be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 360 days (unless the calculation would result in an interest rate greater than the Maximum Rate or in the case of interest on Base-Rate Tranches in which event interest will be calculated on the basis of a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Administrative Agent are conclusive and binding absent manifest error.

Section 3.8 Maximum Rate. Regardless of any provision contained in any Loan Document, no Lender is entitled to contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligation, any amount in excess of the Maximum Rate, and, if Lenders ever do so, then any excess shall be treated as a partial prepayment of principal and any remaining excess shall be refunded to Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, Borrower and Lenders shall, to the maximum extent permitted under applicable Law, (a) treat all Tranches as but a single extension of credit (and Lenders and Borrower agree that is the case and that provision in this agreement for multiple Tranches is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and their effects and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligation. However, if the Obligation are paid in full before the end of their full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Amount, Lenders shall refund any excess (and Lenders may not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Amount). If the Laws of the State of Texas are applicable for purposes of determining the “Maximum Rate” or the “Maximum Amount,” then those terms mean the “indicated (weekly) ceiling” from time to time in effect as determined in accordance with Section 303.301 of the Texas Finance Code, as amended. Borrower agrees that Chapter 346 of the Texas Finance Code, as amended (which regulates certain revolving credit loan accounts and revolving triparty accounts), does not apply to the Obligation.

Section 3.9 Interest Periods. When Borrower requests any LIBOR-Rate Tranche, Borrower may elect the applicable interest period (each an “Interest Period”), which may be, at Borrower’s option, one, two, three, or six months for LIBOR-Rate Tranches, subject to Section 14.1 and the following conditions: (a) the initial Interest Period for a LIBOR-Rate Tranche commences on the Closing Date or conversion date, and each subsequent Interest Period applicable to any Tranche commences on the day when the next preceding applicable Interest Period expires, (b) if any Interest Period for a LIBOR-Rate Tranche begins on a day for which no numerically corresponding Business Day in the calendar month at the end of the Interest Period exists, then the Interest Period ends on the last Business Day of that calendar month, (c) if Borrower is required to pay any of a LIBOR-Rate Tranche before the end of its Interest Period in order to comply with the payment provisions of the Loan Documents, Borrower shall also pay any related Funding Loss and (d) no more than five Interest Periods may be in effect at one time.

Section 3.10 Conversions. Subject to the dollar limits of Section 2.1(c) and provided that Borrower may not convert to or select a new Interest Period for a LIBOR-Rate Tranche at any time when a Default or Potential Default exists, Borrower may (a) convert a LIBOR-Rate Tranche on the last day of the applicable Interest Period to a Base-Rate Tranche, (b) convert a Base-Rate Tranche at any time to a LIBOR-Rate Tranche and (c) elect a new Interest Period for a LIBOR-Rate Tranche. That election may be made by telephonic request to Administrative Agent no later than 10:00 a.m. on the third Business Day before the conversion date or the last day of the Interest Period, as the case may be (for conversion to a LIBOR-Rate Tranche or election of a new Interest Period), and no later than 10:00 a.m. on the last day of the Interest Period (for conversion to a Base-Rate Tranche). Borrower shall provide a Conversion Notice to Administrative Agent no later than two days after the date of the conversion or election. Absent Borrower’s telephonic request for conversion or election of a new Interest Period or if a Default or Potential Default exists, then, a LIBOR-Rate Tranche shall be deemed converted to a Base-Rate Tranche effective when the applicable Interest Period expires.

Section 3.11 Order of Application.

(a) No Default. If no Default or Potential Default exists, any payment shall be applied to the Obligation — except as otherwise specifically provided in the Loan Documents — in the order and manner as Borrower directs.

(b) Default. If a Default or Potential Default exists or if Borrower fails to give direction, any payment (including proceeds from the exercise of any Rights) shall be applied in the following order: (i) to all fees and expenses for which Administrative Agent has not been paid or reimbursed in accordance with the Loan Documents (and if such payment is less than all unpaid or unreimbursed fees and expenses, then the payment shall be paid against unpaid and unreimbursed fees and expenses in the order of incurrence or due date), (ii) to all fees and expenses for which any Lender has not been paid or reimbursed in accordance with the Loan

Documents (and if such payment is less than all unpaid or unreimbursed fees and expenses, then the payment shall be paid against unpaid and unreimbursed fees and expenses in the order of incurrence or due date), (iii) pro rata to the payment of the Principal Debt, and accrued but unpaid interest thereon and (iv) to the remaining Obligation in the order and manner Determining Lenders deem appropriate.

(c) Pro Rata. Each payment or prepayment shall be distributed to each Lender in accordance with its Pro Rata Part of that payment or prepayment.

Section 3.12 Sharing of Payments, Etc. If any Lender obtains any payment or prepayment with respect to the Obligation (whether voluntary, involuntary, or otherwise, including, without limitation, as a result of exercising its Rights under Section 3.13) that exceeds the part of that payment or prepayment that it is then entitled to receive under the Loan Documents, then that Lender shall purchase from the other Lenders participations that will cause the purchasing Lender to share the excess payment or prepayment ratably with each other Lender. If all or any portion of any excess payment or prepayment is subsequently recovered from the purchasing Lender, then the purchase shall be rescinded and the purchase price restored to the extent of the recovery. Borrower agrees that any Lender purchasing a participation from another Lender under this section may, to the fullest extent permitted by Law, exercise all of its Rights of payment (including the Right of offset) with respect to that participation as fully as if that Lender were the direct creditor of Borrower in the amount of that participation.

Section 3.13 Offset. If a Default exists, each Lender is entitled to exercise (for the benefit of all Lenders in accordance with Section 3.12) the Rights of offset and banker’s Lien against each and every account and other property, or any interest therein, that any Company may now or hereafter have with, or which is now or hereafter in the possession of, that Lender to the extent of the full amount of the Obligation owed (directly or participated) to it.

Section 3.14 Booking Tranches. To the extent permitted by Law, any Lender may make, carry, or transfer its Tranches at, to, or for the account of any of its branch offices or the office or branch of any of its Affiliates. However, no Affiliate or branch is entitled to receive any greater payment under Section 3.16 than the transferor Lender would have been entitled to receive with respect to those Tranches, and a transfer may not be made if, as a direct result of it, Section 3.15 or Section 3.17 would apply to any of the Obligation. If any of the conditions of Section 3.16 or Section 3.17 ever apply to a Lender, that Lender shall carry or transfer its Tranches at, to, or for the account of any of its branch offices or the office or branch of any of its Affiliates so long as the transfer is consistent with the other provisions of this section, does not create any burden or adverse circumstance for that Lender that would not otherwise exist, and eliminates the conditions of Section 3.16 or Section 3.17 as applicable.

Section 3.15 Basis Unavailable for LIBOR Rate. If, on or before any date when a LIBOR Rate is to be determined for a Tranche, Administrative Agent reasonably determines that the basis for determining the applicable rate is not available, then Administrative Agent shall promptly notify Borrower and Lenders of that determination (which is conclusive and binding on Borrower absent manifest error) and the applicable Tranche shall bear interest at the sum of the Base Rate plus the Applicable Margin. Until Administrative Agent notifies Borrower that those circumstances no longer exist, Lenders’ commitments under this agreement to make, or to convert to, LIBOR-Rate Tranches, as the case may be, are suspended.

Section 3.16 Additional Costs. Each Lender severally and not jointly agrees to notify Administrative Agent, the other Lenders, and Borrower within 180 days after it has actual knowledge that any circumstances exist that would give rise to any payment obligation by Borrower under clauses (a) through (c) below. Although no Lender shall have any liability to Administrative Agent, any other Lender, or any Company for its failure to give that notice, Borrower is not obligated to pay any amounts under those clauses that arise, accrue, or are imposed more than 180 days before that notice to the extent it is applicable to those amounts. Any Lender demanding payment of any additional costs under this section must generally be making similar demand for similar additional costs under credit agreements to which it is party that contain similar provisions to this section.

(a) Reserves. With respect to any or LIBOR-Rate Tranche (i) if any present or future Law imposes, modifies, or deems applicable (or if compliance by any Lender with any requirement of any Tribunal results in) any requirement that any reserves (including, without limitation, any marginal, emergency, supplemental, or special reserves) be maintained (other than any reserve included in the Reserve Requirement), and if (ii) those reserves reduce any sums receivable by that Lender under this agreement or increase the costs incurred by that Lender in advancing or maintaining any portion of any LIBOR-Rate Tranche, then (iii) that Lender (through Administrative Agent) shall deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it for its reduction or increase (which certificate is conclusive and binding absent manifest error) and (iv) Borrower shall pay that amount to that Lender within five Business Days after demand. The provisions of and undertakings and indemnification in this clause (a) survive the satisfaction and payment of the Obligation and termination of this agreement.

(b) Capital Adequacy. With respect to the Borrowing or any Tranche, present or future Law regarding capital adequacy or compliance by Administrative Agent or any Lender with any request, directive, or requirement now existing or hereafter imposed by any Tribunal regarding capital adequacy, or any change in its written policies or in the risk category of this transaction, reduces the rate of return on its capital as a consequence of its obligations under this agreement to a level below that which it otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by it to be material (and it may, in determining the amount, utilize reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method in apportioning such costs to its customers generally), then (unless the effect is already reflected in the rate of interest then applicable under this agreement) Administrative Agent or that Lender (through Administrative Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it (which certificate is conclusive and binding absent manifest error), and Borrower shall pay that amount to Administrative Agent or that Lender within five Business Days after demand. The provisions of and undertakings and indemnification in this clause (b) shall survive the satisfaction and payment of the Obligation and termination of this agreement.

(c) Taxes. Subject to Section 3.19, any Taxes payable by Administrative Agent or any Lender or ruled (by a Tribunal) payable by Administrative Agent or any Lender in respect of this agreement or any other Loan Document shall, if permitted by Law, be paid by Borrower, together with interest and penalties, if any except for Taxes payable on or measured by the overall net income of Administrative Agent or that Lender (or Administrative Agent or that Lender, as the case may be, together with any other Person with whom Administrative Agent or that Lender files a consolidated, combined, unitary, or similar Tax return) and except for interest and penalties incurred as a result of the gross negligence or willful misconduct of Administrative Agent or any Lender). Administrative Agent or that Lender (through Administrative Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount of payable Taxes, which certificate is conclusive and binding (absent manifest error), and Borrower shall pay that amount to Administrative Agent for its account or the account of that Lender, as the case may be within five Business Days after demand. If Administrative Agent or that Lender subsequently receives a refund of the Taxes paid to it by Borrower, then the recipient shall promptly pay the refund to Borrower.

Section 3.17 Change in Laws. If any Law makes it unlawful for any Lender to make or maintain LIBOR-Rate Tranches, then that Lender shall promptly notify Borrower and Administrative Agent, and (a) as to undisbursed funds, that requested Tranche shall be made as a Base-Rate Tranche and (b) as to any outstanding Tranche (i) if maintaining the Tranche until the last day of the applicable Interest Period is unlawful, the Tranche shall be converted to a Base-Rate Tranche as of the date of notice, in which event Borrower will not be required to pay any related Funding Loss, or (ii) if not prohibited by Law, the Tranche shall be converted to a Base-Rate Tranche as of the last day of the applicable Interest Period or (iii) if any conversion will not resolve the unlawfulness, Borrower shall promptly prepay the Tranche, without penalty but with related Funding Loss.

Section 3.18 Funding Loss. Borrower shall indemnify each Lender against, and pay to it upon demand, any Funding Loss of that Lender. When any Lender demands that Borrower pay any Funding Loss, that Lender shall deliver to Borrower and Administrative Agent a certificate setting forth in reasonable detail the basis for imposing Funding Loss and the calculation of the amount, which calculation is conclusive and binding absent manifest error. The provisions of and undertakings and indemnification in this section survive the satisfaction and payment of the Obligation and termination of this agreement.

Section 3.19 Foreign Lenders, Participants, and Assignees. Each Lender, Participant (by accepting a participation interest under this agreement), and Assignee (by executing an Assignment) that is not organized under the Laws of the United States of America or one of its states (a) represents to Administrative Agent and Borrower that (i) no Taxes are required to be withheld by Administrative Agent or Borrower with respect to any payments to be made to it in respect of the Obligation and (ii) it has furnished to Administrative Agent and Borrower two duly completed copies of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, or any other form acceptable to Administrative Agent and Borrower that entitles it to a complete exemption from U.S. federal withholding Tax on all interest payments under the Loan Documents and (b) covenants to (i) provide Administrative Agent and Borrower a new Form W-8BEN or W-8ECI, or other form acceptable to Administrative Agent upon the expiration or obsolescence according to Law of any previously delivered form, duly executed and completed by it, entitling it to a complete exemption from U.S. federal withholding Tax on all interest and fee payments under the Loan Documents and (ii) comply from time to time with all Laws with regard to the withholding Tax exemption. If any of the foregoing is not true at any time or the applicable forms are not provided, then Borrower and Administrative Agent (without duplication) may deduct and withhold from interest and fee payments under the Loan Documents any Tax at the maximum rate under the Code or other applicable Law, and amounts so deducted and withheld shall be treated as paid to that Lender for all purposes under the Loan Documents.

ARTICLE IV

FEES

Section 4.1 Treatment of Fees. The fees described in this Article IV (a) are not compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this agreement, (c) are payable in accordance with Section 3.1, (d) are non-refundable and (e) to the fullest extent permitted by Law, bear interest, if not paid when due, at the Default Rate.

Section 4.2 Fees to Administrative Agent and Affiliates. Borrower shall pay to Administrative Agent, and its Affiliates as Administrative Agent may designate, the fees and other amounts described in the letter agreement (as it may be renewed, extended, or modified) of even date herewith between Borrower and Administrative Agent and any other letter agreement (as it may be renewed, extended, or modified) between Borrower and Administrative Agent. Those fees are solely for the account of Administrative Agent and its Affiliates except to the extent that Administrative Agent may unilaterally agree in writing with any Lender in respect of the sharing of such fees.

ARTICLE V

SECURITY

Section 5.1 Guaranty. Borrower shall cause Goodrich and all of Goodrich’s present and future Subsidiaries — whether now existing or in the future formed or acquired as permitted by the Loan Documents — that are Restricted Companies to unconditionally guarantee the full payment and performance of the Obligation by execution of a written guaranty agreement in form and substance satisfactory to Administrative Agent.

Section 5.2 Collateral. Borrower shall cause full payment and performance of the Obligation at all times to be secured by Lender Liens on (a) at least 80% of the total value of the proved Mineral Interests evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production, (b) all of the Equity Interests of Subsidiaries of Goodrich (as required by Section 8.11), (c) all other personal property of Borrower and each Restricted Company and (d) all of the other items and types of property — (together with the additional collateral described in Section 5.3, if any, and the cash and non-cash proceeds of all of the foregoing, the “Collateral”) — described in the present and future Loan Documents creating Lender Liens (said documents and any documents and instruments from time to time amending or supplementing the same are herein sometimes collectively called the “Collateral Documents”), including, without limitation, all such property described in the Collateral Documents listed on Schedule 6 to this agreement.

Section 5.3 Collateral Account. In order to secure further the performance by Borrower of the Obligation and to effect and facilitate Administrative Agent’s right of offset, immediately following Administrative Agent’s request, Borrower shall, and shall cause the other Restricted Companies to, execute such forms, authorizations, documents and instruments, and do such other things, as Administrative Agent shall request, in order to require that pipeline companies, operators of the Mortgaged Properties and others (collectively, the “Purchasers”) purchasing (or acting as agents for, or making payments on behalf of, those purchasing) the oil, gas and other minerals produced or to be produced from, or relating to, the Mineral Interests deliver to a post office box number specified by Administrative Agent all royalties, production payments, checks, cash, proceeds and monies now or hereafter payable by the Purchasers (or any of them) on account of oil, gas or other minerals produced from or relating to the Mineral Interests or otherwise with respect to the Mineral Interests. Borrower agrees that all such royalties, payments and monies delivered to such post office box shall be deposited by Administrative Agent in a cash collateral account at Administrative Agent styled “Goodrich Petroleum Company, L.L.C. Production Account.” After the occurrence of a Default, Borrower shall, upon receipt, deposit in the Goodrich Petroleum Company, L.L.C. Production Account all such royalties, payments and monies which any Restricted Company receives directly from the Purchasers. Each Restricted Company hereby irrevocably authorizes and directs Administrative Agent to charge from time to time after the occurrence of a Default, the Goodrich Petroleum Company, L.L.C. Production Account and any other accounts of such Restricted Company at Administrative Agent or any Lender for amounts due to Lenders hereunder and under the Notes. After the occurrence of a Default, Administrative Agent is hereby authorized, in its own name or the name of any Restricted Company, to notify any or all parties obligated to such Restricted Company with respect to the Mineral Interests to make all payments due or to become due thereon directly to Administrative Agent, or such other person or officer as Administrative Agent may require whereupon the power and authority of Borrower to collect the same in the ordinary course of its business shall be deemed to be immediately revoked and terminated. With or without such general notification, after the occurrence of a Default, Administrative Agent may take or bring in any Restricted Company’s name or that of Administrative Agent all steps, actions, suits or proceedings deemed by Administrative Agent necessary or desirable to effect possession or collection of payments, may complete any contract or agreement of such Restricted Company in any way related to any of the Mineral Interests, may make allowances or adjustments related to the Mineral Interests, may compromise any claims related to the Mineral Interests or may issue credit in its own name or the name of such Restricted Company. Regardless of any provision hereof, however, Administrative Agent shall never be liable for its failure to collect or for its failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Mineral Interests or sums due or paid thereon, nor shall it or they be under any obligation whatsoever to anyone by virtue of its security interests and liens relating to the Mortgaged Properties.

Administrative Agent is hereby authorized and empowered on behalf of such Restricted Company to endorse the name of any Restricted Company upon any check, draft, instrument, receipt, instruction or other document or items, including, but not limited to, all items evidencing payment upon any indebtedness of any Person to such Restricted Company coming into Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. Administrative Agent is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions or other documents, agreements or items on behalf of any Restricted Company, either before or after demand of payment on the Notes, as shall be deemed by Administrative Agent to be necessary or advisable, in the sole discretion of Administrative Agent, to protect its security interests and liens in the Mineral Interests or the repayment of the Obligation, and Administrative Agent shall not incur any liability in connection with or arising from its exercise of such power of attorney.

Borrower acknowledges that all funds so transferred into the Goodrich Petroleum Company, L.L.C. Production Account shall be the property of the Restricted Companies only and not subject to any claim by any party other than Administrative Agent, for the benefit of the Lenders.

Section 5.4 Further Assurances. Borrower covenants and agrees that the Lender Liens otherwise described in Section 5.2 and, when required, Section 5.3, must be created and perfected as a condition to funding the Borrowing. Furthermore, Borrower shall — and shall cause each other appropriate Company to — perform the acts, duly authorize, execute, acknowledge, deliver, file, and record any additional writings, and pay all filings fees and costs as Administrative Agent or Determining Lenders may reasonably deem appropriate or necessary to perfect and maintain the Lender Liens and preserve and protect the Rights of Administrative Agent and Lenders under any Loan Document.

Section 5.5 Release of Collateral.

(a) Whenever no Lender has any commitment to extend credit under any Loan Document and the Obligation has been fully paid and performed, Administrative Agent shall, upon Borrower’s written request and at Borrower’s cost and expense, cause the Lender Liens on all Collateral to be released.

(b) In connection with any sale or other disposition of assets permitted by Section 9.10, Administrative Agent shall, upon Borrower’s request and at Borrower’s cost and expense, release the Lender Liens on the assets sold or disposed of.

ARTICLE VI

CONDITIONS PRECEDENT

No Lender is obligated to fund its loan hereunder unless Administrative Agent has received all of the items described in Part A on Schedule 6. In addition, no Lender is obligated to fund (as opposed to continue or convert) its loan hereunder unless on the Closing Date (and after giving effect to the requested Borrowing): (a) Administrative Agent timely receives the Borrowing Request, (b) all of the representations and warranties of the Companies in the Loan Documents are true and correct in all material respects (unless they speak to a specific date or are based on facts which have changed by transactions contemplated or expressly permitted by this agreement), (c) no Material Adverse Event, Default, or Potential Default exists, (d) no limitation in Section 2.1 is exceeded. The Borrowing Request constitutes Borrower’s representation and warranty that the conditions in clauses (b) through (d) above are satisfied. Upon Administrative Agent’s or any Lender’s reasonable request, Borrower shall deliver to Administrative Agent or such Lender evidence substantiating any of the matters in the Loan Documents that are necessary to enable Borrower to qualify for the Borrowing. Each condition precedent in this agreement (including, without limitation, those on Schedule 6) is material to the transactions contemplated by this agreement, and time is of the essence with respect to each condition precedent.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and Lenders as follows:

Section 7.1 Purpose and Regulation U.

(a) Borrower will use the Borrowing to repay the term facility under the Senior Revolving Credit Agreement, for general corporate purposes, for the Restricted Companies’ working capital, for acquisition and development of Mineral Interests and for other general corporate purposes.

(b) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Borrowing will be used, directly or indirectly, for a purpose that violates any Law, including, without limitation, Regulation U.

Section 7.2 Corporate Existence, Good Standing, and Authority. Each Restricted Company is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation. Each Restricted Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing (each of which jurisdictions is identified on Schedule 6). Each Restricted Company possesses all requisite authority and power to conduct its business as is now being conducted and as proposed under the Loan Documents to be conducted and to own and operate its assets as now owned and operated and as proposed to be owned and operated under the Loan Documents.

Section 7.3 Subsidiaries and Names. Schedule 7.3 — as supplemented from time to time by written notice from Borrower to Administrative Agent and Lenders specifically referring to that schedule and this section and reflecting changes to that schedule as a result of transactions permitted by the Loan Documents — describes (a) all of Goodrich’s direct and indirect Subsidiaries, (b) all Restricted Companies, (c) every name or trade name used by each Restricted Company during the five-year period before the date of this agreement and (d) every change of each Subsidiary’s name and jurisdiction of organization or formation during the four-month period before the date of this agreement. All of the outstanding shares of Equity Interests of Borrower’s Subsidiaries are (a) duly authorized, validly issued, fully paid, and nonassessable, (b) owned of record and beneficially as described in that schedule or those writings, free and clear of any Liens (provided that applicable Permitted Liens may exist, however, no intention to subordinate the second priority Lien granted in favor of Administrative Agent for the benefit of Lenders is to be hereby implied or expressed by the permitted existence of such Permitted Liens) and (c) not subject to any warrant, option, or other acquisition Right of any Person or subject to any transfer restriction except restrictions imposed by securities Laws and general corporate Laws.

Section 7.4 Authorization and Contravention. The execution and delivery by each Restricted Company of each Loan Document to which it is a party and the performance by it of its obligations under those Loan Documents (a) are within its corporate power, (b) have been duly authorized by all necessary corporate action, (c) require no action by or filing with any Tribunal (except any action or filing that has been taken or made on or before the Closing Date), (d) do not violate any provision of its charter or bylaws and (e) do not violate any provision of Law applicable to it or any material agreement to which it is a party except violations that individually or collectively are not a Material Adverse Event.

Section 7.5 Binding Effect. Upon execution and delivery by all parties to it, each Loan Document will constitute a legal and binding obligation of each Restricted Company party to it, enforceable against it in accordance with that Loan Document’s terms except as that enforceability may be limited by Debtor Laws and general principles of equity.

Section 7.6 Financials and Existing Debt. The Current Financials were prepared in accordance with GAAP and present fairly, in all material respects, the Companies’ consolidated financial condition, results of operations, and cash flows as of, and for the portion of the fiscal year ending on their dates (subject only to normal year-end adjustments for interim statements). All material liabilities of the Companies as of those dates are reflected in those Current Financials or in the notes to them or have otherwise been disclosed to Lenders in writing. Except for transactions directly related to, specifically contemplated by, or expressly permitted by the Loan Documents (a) no material adverse changes have occurred in the Companies’ consolidated financial condition from that shown in the Current Financials and (b) no Company has incurred any material liability except Debt that is not prohibited by the Loan Documents.

Section 7.7 [Reserved]

Section 7.8 Solvency. On the Closing Date, each Restricted Company is — and after giving effect to the requested Borrowing will be — Solvent.

Section 7.9 Litigation. Except as disclosed on Schedule 7.9 and matters covered (subject to reasonable and customary deductible and retention) by insurance or indemnification agreements (a) no Restricted Company is subject to, or aware of the threat of, any Litigation that is reasonably likely to be determined adversely to any Restricted Company and, if so adversely determined, is a Material Adverse Event and (b) no outstanding and unpaid judgments against any Restricted Company exist.

Section 7.10 Taxes. Except where not a Material Adverse Event (a) all Tax returns of each Restricted Company required to be filed have been filed (or extensions have been granted) before delinquency and (b) all Taxes imposed upon each Restricted Company that are due and payable have been paid before delinquency except as being contested as permitted by Section 8.5.

Section 7.11 Environmental Matters. Except as disclosed on Schedule 7.11:

(a) No consent or other approval of — or declaration or other filing with — any Tribunal is required under any Environmental Law in connection with any transaction contemplated by the Loan Documents.

(b) Except where adequately covered by an Environmental Indemnity Agreement or where not a Material Adverse Event, none of the following are present at any Real Property (including, without limitation, the Leases and the Mineral Interests) of any Restricted Company in violation of any Environmental Law: (i) Any asbestos or asbestos-containing material, (ii) any underground or aboveground storage tank or tank system subject to regulation under any Environmental Law or (iii) any electrical or other fixtures or equipment containing polychlorinated biphenyls.

(c) Except where adequately covered by an Environmental Indemnity Agreement or where not a Material Adverse Event, no unreported Release of any Hazardous Substance has occurred at or in the vicinity to any Real Property (including, without limitation, the Leases and the Mineral Interests) (i) in a quantity that requires any report or other notice to any Tribunal under any Environmental Law or (ii) that has resulted or that threatens to result in the presence of any Hazardous Substance in the environment in a quantity, concentration, state, or other condition that exceeds any applicable standard for the protection of human health or the environment under any Environmental Law.

(d) Except where not a Material Adverse Event, no Real Property (including, without limitation, the Leases and the Mineral Interests) has been used for the storage (other than short-term storage not requiring an Environmental Permit), treatment, or disposal of any Hazardous Substance in any amounts that are reasonably likely to result in any Environmental Liabilities or violation of any Environmental Law while owned or operated by any Company or any Predecessor.

(e) Except where adequately covered by an Environmental Indemnity Agreement or where not a Material Adverse Event, no Restricted Company or Predecessor is — or has received any notice from any Tribunal during the last five years that it is — potentially liable for any removal, remediation, or other response costs under any Environmental Law as the result of the Release or threatened Release of any Hazardous Substance.

(f) No Company knows of any material error or omission in any Environmental Report delivered to Administrative Agent or any Lender.

Section 7.12 Employee Plans. Except where not a Material Adverse Event (a) no Employee Plan has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), (b) no Company has incurred liability — except for liabilities for premiums that have been paid or that are not past due — under ERISA to the PBGC in connection with any Employee Plan, (c) no Company has withdrawn in whole or in part from participation in a Multiemployer Plan, (d) no Company has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), (e) no “reportable event” (as defined in Section 4043 of ERISA) has occurred, excluding events for which the notice requirement is waived under applicable PBGC regulations, (f) no Company or Affiliate of any Company has any liability under or is subject to any Lien under ERISA or the Code to or on account of any employee benefit plan, program, scheme, or arrangement established or maintained by any Company or Affiliate of any Company or to which any Company or any Affiliate of any Company contributes or had an obligation to contribute, (g) each Employee Plan complies in all material respects, both in form and operation, with ERISA and the Code and (h) no Multiemployer Plan is in reorganization within the meaning of § 418 of the Code.

Section 7.13 Properties; Liens. Each Restricted Company has indefeasible title to the Mortgaged Properties and all of its other property reflected on the Current Financials as being owned by it except for property that is obsolete or that has been disposed of in the ordinary course of business between the date of the Current Financials and the date of this agreement or, after the date of this agreement, as permitted by Section 9.10 or Section 9.11. No Lien exists on any property (including, without limitation, the Mortgaged Properties) of any Company (provided that applicable Permitted Liens may exist, however, no intention to subordinate the second priority Lien granted in favor of Administrative Agent for the benefit of Lenders is to be hereby implied or expressed by the permitted existence of such Permitted Liens). No Restricted Company is party or subject to any agreement, instrument, or order which in any way restricts any Restricted Company’s ability to allow Liens to exist upon any of its assets except relating to Permitted Liens (provided that no intention to subordinate the second priority Lien granted in favor of Administrative Agent for the benefit of Lenders is to be hereby implied or expressed by the permitted existence of such Permitted Liens). The provisions of each Collateral Document are effective to create in favor of Administrative Agent for the ratable benefit of the Lenders, a legal, valid and enforceable Lender Lien in all right, title and interest of the Restricted Companies in the Collateral described therein, which Lender Liens shall constitute fully perfected second-priority Liens on all right, title and interest of the Restricted Companies in the Collateral described therein (provided that applicable Permitted Liens may exist, however, no intention to subordinate the second priority Lien granted in favor of Administrative Agent for the benefit of Lenders is to be hereby implied or expressed by the permitted existence of such Permitted Liens). No orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission or any other Tribunal exist which could result in the Restricted Companies being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Mortgaged Properties. No Restricted Company (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Mortgaged Properties at some future date without receiving full payment therefor at the time of delivery and (b) has produced gas, in any material amount, subject to, and is, nor is any of the Mortgaged Properties, subject to balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which such Restricted Company has established monetary reserves adequate in an amount to satisfy such obligations and has segregated such reserves from other accounts.

Section 7.14 Government Regulations. No Restricted Company is subject to regulation under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

Section 7.15 Transactions with Affiliates. Except for transactions with other Restricted Companies and as otherwise disclosed on Schedule 7.15, no Restricted Company is a party to a material transaction with any of its Affiliates except transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

Section 7.16 Debt. No Restricted Company has any Debt except Permitted Debt.

Section 7.17 Leases. Except where not a Material Adverse Event (a) each Restricted Company enjoys peaceful and undisturbed possession of all leases necessary for the operation of its properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of those properties and assets and (b) all material leases under which any Restricted Company is a lessee are in full force and effect, and no default — or event that, with notice, time lapse, or both, would become a default — exists. The leases which underlie or constitute part of the Mineral Interests (the “Leases”) are in full force and effect, and no Restricted Company nor any other person has defaulted on any of its obligations thereunder so as to impair the value of such Leases.

Section 7.18 Labor Matters. Except where not a Material Adverse Event (a) no actual or threatened strikes, labor disputes, slow downs, walkouts, work stoppages, or other concerted interruptions of operations that involve any employees employed at any time in connection with the business activities or operations at the Real Property exist, (b) hours worked by and payment made to the employees of any Restricted Company or any Predecessor have not been in violation of the Fair Labor Standards Act or any other applicable Laws pertaining to labor matters, (c) all payments due from any Restricted Company for employee health and welfare insurance, including, without limitation, workers compensation insurance, have been paid or accrued as a liability on its books and (d) the business activities and operations of each Company are in compliance with OSHA and other applicable health and safety Laws.

Section 7.19 Intellectual Property. Except where not a Material Adverse Event (a) each Restricted Company owns or has the right to use all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications and trade names necessary to continue to conduct its businesses as presently conducted by it and proposed to be conducted by it immediately after the date of this agreement, (b) each Restricted Company is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others and (c) no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property of any Restricted Company exists.

Section 7.20 Full Disclosure. Each material fact or condition relating to the Loan Documents or any Restricted Company’s financial condition, business, or property has been disclosed in writing to Administrative Agent. All information previously furnished to Administrative Agent by or at the direction of a Responsible Officer or the General Counsel of or the attorneys for Borrower in connection with the Loan Documents was — and all information furnished to Administrative Agent in the future by or at the direction of a Responsible Officer or the General Counsel of or the attorneys for Borrower will be — true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified.

Section 7.21 Estimated Oil and Gas Reserves. Borrower has heretofore delivered to Administrative Agent copies of all requested reports (prepared by independent consulting engineers), which have been obtained by the Restricted Companies and concern the estimated oil and gas reserves and future net revenues attributable to the Mineral Interests. The statements of fact contained in said reports with respect to the character and ownership of the Mineral Interests (including, without limitation, the revenue interest and working interest of the Restricted Companies stated therein) and the other factual data furnished by the Restricted Companies as a basis for the estimates set forth therein are true and correct and do not omit any material fact necessary to make said statements not misleading.

Section 7.22 Working Interest. The Restricted Companies own a “working interest” in each of the Mortgaged Properties which is not greater than the interest specified in the description of such property in the Collateral Documents, with the term “working interest”, as used herein, meaning the right to explore for, drill and produce oil, gas or other minerals, whether such right is created by lease or otherwise, and being equivalent to the proportionate part of the cost of exploration, development and marketing of oil, gas and other minerals borne by the Restricted Companies with respect to each respective property.

Section 7.23 Net Revenue Interest. The Restricted Companies own a “net revenue interest” in each of the Mortgaged Properties which is not less than the interest specified in the description of such property in the Collateral Documents, with the term “net revenue interest”, as used herein, meaning the proportionate share of the production of oil, gas or other minerals to which the Restricted Companies are entitled after deduction of all royalties, overriding royalties and other interests payable from or measured by production.

Section 7.24 Burdensome Contracts. No Restricted Company is a party to, or bound by, nor are any of the Mineral Interests or Mortgaged Properties subject to, any contract, agreement or other arrangement which would result in a Material Adverse Event.

Section 7.25 Regulatory Defects. As of the date hereof, Borrower has advised Administrative Agent, in writing, of all regulatory defects of which the Restricted Companies have been advised or have actual knowledge with respect to the ownership or operation of the Mortgaged Properties. No such regulatory defect results in a Material Adverse Event or affects the Restricted Companies intended operation of any of the Mineral Interests or the value of the sale of production therefrom.

Section 7.26 Agreements Affecting Mineral Interests. Borrower has advised Administrative Agent of, and delivered (to the extent requested by Administrative Agent) true and correct copies to Administrative Agent of, all material operating agreements, pooling or unitization agreements, sales or processing contracts, restrictions, preferential purchase right agreements, farm-out, drilling and/or development agreements, pipeline transportation agreements, gas purchase or other marketing agreements, Swap Agreements and other material agreements which pertain to the Mineral Interests, the operation thereof or the disposition of production attributable thereto.

Section 7.27 Locations of Business, Offices. The principal place of business and chief executive office of the each Restricted Company is located at the address of Borrower, set forth next to its name on the signature pages hereof or at such other location as Borrower may have, by proper written notice hereunder, advised Administrative Agent and the Lenders, provided that such other location of Borrower or other Restricted Company is within a state in which appropriate financing statements from Borrower or other Restricted Company, as applicable, in favor of Administrative Agent have been filed.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Obligation has been fully paid and performed, Borrower covenants and agrees with Administrative Agent and Lenders that, without first obtaining Administrative Agent’s written notice of Determining Lenders’ consent to the contrary:

Section 8.1 Certain Items Furnished. Borrower shall furnish or cause to be furnished, the following to each Lender:

(a) Annual Financials, Etc. Promptly after preparation but no later than 120 days after the last day of each fiscal year of Goodrich, Financials showing the Companies’ consolidated financial condition and results of operations as of, and for the year ended on, that last day, accompanied by (i) the opinion, without material qualification, of KPMG LLP or other firm of nationally-recognized independent certified public accountants reasonably acceptable to Determining Lenders, based on an audit using generally accepted auditing standards, that the Financials were prepared in accordance with GAAP and present fairly, in all material respects, the Companies’ consolidated financial condition and results of operations and (ii) a Compliance Certificate.

(b) Quarterly Financials, Etc. Promptly after preparation but no later than 45 days after the last day of each of the first three fiscal quarters of Goodrich each year, Financials showing the Companies’ consolidated financial condition and results of operations for that fiscal quarter and for the period from the beginning of the current fiscal year to the last day of that fiscal quarter, accompanied by a Compliance Certificate.

(c) Reserve Report(s).

(i) Borrower shall deliver to Administrative Agent and each Lender no later than March 1 of each year during the term of this agreement, engineering reports in form and substance acceptable to the Lenders prepared and certified by Coutret and Associates or such other nationally-recognized or regionally-recognized independent consulting petroleum engineers acceptable to the Lenders setting forth (A) the proven producing, non-producing and undeveloped oil and gas reserves (separately classified as such) attributable to the Mineral Interests as of December 31 of the preceding year, (B) the aggregate present value determined on the basis of stated pricing assumptions, of the future net income with respect to such Mineral Interests, discounted at a stated per annum discount rate, (C) projections of the annual rate of production, gross income and net income with respect to such reserves and (D) information with respect to any “take or pay,” “prepayment” and gas balancing liabilities of the Restricted Companies.

(ii) Borrower shall deliver to Administrative Agent and each Lender no later than September 1 of each year during the term of this agreement, a supplement to the most recent year-end Reserve Report, satisfactory to Administrative Agent, prepared by or under the supervision of the chief petroleum engineer of Borrower and containing an update through June 30 of such year of the information described in Subsection 8.1(c)(i)(A)-(D) to reflect changes from the most recent year-end Reserve Report delivered pursuant to Subsection 8.1(c)(i).

(iii) Each of the reports provided pursuant to this Section shall be submitted to Administrative Agent and each Lender together with a certificate of a Responsible Officer certifying that such report is true and correct in all material respects and stating the value of the Mortgaged Properties as a percentage of all Mineral Interests based on the information contained therein and demonstrating the percentage of the Total PV that the value of such Mortgaged Properties represents in compliance with Section 8.19, and with additional data as Administrative Agent or any Lender may reasonably request concerning pricing, quantities of production from the Mortgaged Properties, purchasers of production and engineering and geological data.

(d) Production Information; Hedging Reports. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 8.1(a) and (b), a production and operations report for the relevant quarterly period in the form of Exhibit B hereto, and a detailed summary of the material terms of each Swap Agreement to which any Company is a party, in form and substance satisfactory to Administrative Agent, and including, without limitation, the term, notional amounts, fixed and floating prices and payors, credit support, and the current mark-to-market value of each transaction and accompanied by copies of all transaction confirmations, modifications or other documentation executed or delivered in connection therewith during such quarterly period, each duly completed and certified by a Responsible Officer.

(e) Other Reports. Promptly after preparation and distribution, accurate and complete copies of all reports and other material communications about material financial matters or material corporate plans or projections by or for any Company for distribution to any Tribunal or any existing or potential creditor (i) including, without limitation, each Form 10-K, 10-Q, and S-8 filed with the Securities and Exchange Commission but (ii) excluding (A) credit, trade, and other reports prepared and distributed in the ordinary course of business and (B) information otherwise furnished to Administrative Agent and Lenders under this agreement. Promptly upon Administrative Agent’s request therefor, copies of (i) any statements or other reports describing reserves, future income or value attributable to any of the Mineral Interests and monthly production reports filed with the Minerals Management Service by the operator of any of the Mortgaged Properties, (ii) all material operating agreements, pooling or unitization agreements, sales or processing contracts, restrictions, preferential purchase right agreements, drilling and/or development agreements, pipeline transportation agreements and other material agreements which pertain to the Mineral Interests, the operation thereof or the disposition of production attributable thereto and (iii) all reports, forms and other documents and data submitted by Borrower to the United States Department of the Interior Bureau of Land Management Minerals Management Service, the Louisiana Oil Conservation Commission, United States Department of Energy, United States Federal Energy Regulatory Commission, the Texas Railroad Commission or other Tribunal, concerning the operation of, drilling of wells on, sale of production from, or the prices received for the sale of production from, the Mineral Interests.

(f) Employee Plans. As soon as possible and within 30 days after Borrower knows that any event which would constitute a reportable event under Section 4043(b) of Title IV of ERISA with respect to any Company’s employee pension or other benefit plan subject to ERISA has occurred, or that the PBGC has instituted or will institute proceedings under ERISA to terminate that plan, deliver a certificate of a Responsible Officer of Borrower setting forth details as to that reportable event and the action which the Companies propose to take with respect to it, together with a copy of any notice of that reportable event which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute those proceedings or any notice to the PBGC that the plan is to be terminated, as the case may be. For all purposes of this section, Borrower is deemed to have all knowledge or knowledge of all facts attributable to the plan administrator under ERISA.

(g) Other Notices. Promptly after Borrower has knowledge of, but in any event prior to five days after the occurrence of any of the following events, notice of (i) the existence and status of any Litigation that is reasonably likely to be adversely determined and, if determined adversely to any Company, would be a Material Adverse Event, (ii) any change in any material fact or circumstance represented or warranted by any Company in any Loan Document, (iii) a Default or Potential Default, specifying the nature thereof and what action the Companies have taken, are taking, or propose to take or (iv) claims made against any Restricted Company by any Person in excess of $100,000, other than for accounts payable in the ordinary course of business.

(h) Certificate of Responsible Officer—Total Debt. Upon (A) any change to Total PV (whether pursuant to a scheduled redetermination, an additional special redetermination or other adjustment pursuant to Section 2.6, Section 8.18(c), Section 9.10(e) or otherwise) or (B) the incurrence of any Debt of the types described in the definition of “Total Debt” by Borrower or any other Restricted Company, Borrower will promptly, but in any event within fifteen (15) days after any such event, deliver to Administrative Agent a certificate of a Responsible Officer setting forth the Total Debt and the Total PV, both prior to and after giving effect to such event, and demonstrating compliance with Section 10.1.

(i) Other Information. Promptly when reasonably requested by Administrative Agent or any Lender, such information (not otherwise required to be furnished under this agreement) about any Company’s business affairs, assets, and liabilities.

Section 8.2 Use of Borrowing. Borrower shall use the proceeds of the Borrowing only for the purposes represented in this agreement.

Section 8.3 Books and Records. Each Company shall maintain books, records, and accounts necessary to prepare Financials in accordance with GAAP.

Section 8.4 Inspections. Upon reasonable request, each Company shall allow Administrative Agent or any Lender (or their respective Representatives) to inspect any of its properties, to review reports, files, and other records and to make and take away copies, to conduct tests or investigations, and to discuss any of its affairs, conditions, and finances with its other creditors, directors, officers, employees, or representatives from time to time, during reasonable business hours. Any reviews and investigations shall be limited to matters relevant to the present or future financial condition of the Companies and their compliance with — or ability to comply with — the Loan Documents.

Section 8.5 Taxes. Each Restricted Company shall promptly pay when due any and all Taxes except Taxes that are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any Lien has been and continues to be stayed.

Section 8.6 Payment of Obligation. Each Restricted Company shall promptly pay (or renew and extend) all of its material obligations as they become due (unless the obligations are being contested in good faith by appropriate proceedings).

Section 8.7 Expenses. Within five (5) Business Days of demand by Administrative Agent, Borrower shall pay (a) all costs, fees, and expenses paid or incurred by Administrative Agent incident to any Loan Document (including, without limitation, the reasonable fees and expenses of Administrative Agent’s counsel in connection with the negotiation, preparation, delivery, and execution of the Loan Documents and any related amendment, waiver, or consent), (b) all other out-of-pocket costs and expenses paid or incurred by Administrative Agent in connection with the normal, ongoing administration, of this agreement and the other Loan Documents, including, without limitation, independent insurance reviews, environmental assessments or third party engineering support and (c) all reasonable costs and expenses incurred by Administrative Agent or any Lender in connection with the enforcement of the obligations of any Restricted Company under the Loan Documents or the exercise of any Rights under the Loan Documents (including, without limitation, reasonable allocated costs of in-house counsel, other reasonable attorneys’ fees, and court costs), all of which are part of the Obligation, bearing interest, if not paid when due at the Default Rate until paid.

Section 8.8 Maintenance of Existence, Assets, and Business. Each Restricted Company shall (a) except in connection with dispositions permitted under Section 9.10 and mergers and consolidations permitted under Section 9.11, maintain its corporate existence and good standing in its state of incorporation as of the Closing Date and (b) (i) maintain its authority to transact business and good standing in all other states where required or necessary for its business, (ii) maintain all licenses, permits, and franchises (including, without limitation, Environmental Permits) necessary for its business and (iii) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.

Section 8.9 Insurance. Each Restricted Company shall, at its cost and expense, maintain with financially sound, responsible, and reputable insurance companies or associations — or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates — insurance concerning its properties and businesses against casualties, risks and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses. Each such policy of insurance shall name Administrative Agent as an additional insured and loss payee thereunder and shall be non-cancelable except upon thirty (30) days prior written notice to Administrative Agent.

Section 8.10 Environmental Matters. Each Restricted Company shall (a) operate and manage its businesses, processes, and other activities in compliance with all Environmental Laws, Environmental Permits, and Environmental Indemnity Agreements and in a manner to avoid incurring Environmental Liabilities, to prevent any Release of Hazardous Substances, and to minimize the risk of loss or damage in the event of any Release of Hazardous Substances, (b) keep each Environmental Indemnity Agreement in full force and effect according to its terms, take all steps that may be necessary or appropriate to timely assert and receive payment or all claims under it, and (to the extent that the material remediation or indemnity protections or benefits provided by it would be jeopardized) not consent to any modification or amendment of any Environmental Indemnity Agreement or waive, compromise, settle, or otherwise release or discharge any obligation or indemnity of any indemnitor or other obligor under it and (c) continuously and diligently carry out such removal, remedial, or other response actions as may be necessary or appropriate (i) in respect of each matter (whether or not disclosed on Schedule 7.11) that constitutes non-compliance with any Environmental Law and (ii) to prevent or minimize potential Environmental Liabilities from any of those matters (whether or not disclosed on Schedule 7.11) or any Release of Hazardous Substances.

Section 8.11 Subsidiaries. In respect of each present and future Subsidiary of Goodrich (whether as a result of acquisition, creation, or otherwise), Borrower shall promptly and fully cause (a) such Subsidiary to guarantee the Obligation as required by Section 5.1, (b) the Equity Interests of such Subsidiary to become subject to Lender Liens pursuant to Collateral Documents in form and substance satisfactory to Administrative Agent (and in connection therewith, Borrower shall cause the delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof), (c) the other Properties of such Subsidiary to become subject to Lender Liens as required by Section 5.2 pursuant to Collateral Documents in form and substance satisfactory to Administrative Agent and (d) such Subsidiary to otherwise be in compliance with Article V.

Section 8.12 Indemnification.

(a) BORROWER AND (PURSUANT TO ITS GUARANTY) EACH OTHER RESTRICTED COMPANY SHALL, JOINTLY AND SEVERALLY INDEMNIFY ADMINISTRATIVE AGENT, ARRANGER AND LENDERS AND THEIR RESPECTIVE PARENTS, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS, SUCCESSORS, ASSIGNS, AND ATTORNEYS (COLLECTIVELY, THE “INDEMNIFIED PARTIES”), PROTECT AND DEFEND (WITH COUNSEL ACCEPTABLE TO DETERMINING LENDERS) AGAINST, HOLD THEM HARMLESS FROM AND AGAINST, AND ON DEMAND PAY OR REIMBURSE THEM FOR ANY AND ALL LIABILITIES, OBLIGATION, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, AND PROCEEDINGS AND ALL COSTS,

EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL REASONABLE ATTORNEYS’ FEES AND LEGAL EXPENSES WHETHER OR NOT SUIT IS BROUGHT), AND DISBURSEMENTS OF ANY KIND OR NATURE (THE “INDEMNIFIED LIABILITIES”) THAT MAY AT ANY TIME BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE INDEMNIFIED PARTIES, IN ANY WAY RELATING TO OR ARISING OUT OF (i) ANY LOAN DOCUMENT, (ii) ANY TRANSACTION CONTEMPLATED BY ANY LOAN DOCUMENT, (iii) ANY COLLATERAL, (iv) ANY REAL PROPERTY (INCLUDING, WITHOUT LIMITATION, THE LEASES AND MINERAL INTERESTS) OR OIL AND GAS PROPERTY, (v) ANY ENVIRONMENTAL LIABILITY IN ANY WAY RELATED TO ANY COMPANY, PREDECESSOR, COLLATERAL, REAL PROPERTY (INCLUDING, WITHOUT LIMITATION, THE LEASES AND MINERAL INTERESTS) OIL AND GAS PROPERTY, OR ANY ACT, OMISSION, STATUS, OWNERSHIP, OR OTHER RELATIONSHIP, CONDITION, OR CIRCUMSTANCE CONTEMPLATED BY, CREATED UNDER, OR ARISING PURSUANT TO OR IN CONNECTION WITH ANY LOAN DOCUMENT OR (vi) ANY INDEMNIFIED PARTY’S SOLE OR CONCURRENT ORDINARY NEGLIGENCE.

(b) THE FOREGOING PROVISIONS (i) ARE NOT LIMITED IN AMOUNT, EVEN IF THAT AMOUNT EXCEEDS THE AMOUNT OF THE OBLIGATION, (ii) INCLUDE, WITHOUT LIMITATION, REASONABLE FEES AND EXPENSES OF ATTORNEYS AND OTHER COSTS OR EXPENSES OF LITIGATION OR OF PREPARING FOR LITIGATION, DAMAGES OR INJURY TO PERSONS, PROPERTY, OR NATURAL RESOURCES ARISING UNDER ANY STATUTORY OR COMMON LAW, PUNITIVE DAMAGES, FINES, AND OTHER PENALTIES, AND LOSS OF VALUE OF ANY REAL PROPERTY OR COLLATERAL, (iii) ARE NOT AFFECTED BY ANY ACT OR OMISSION OF ANY TRIBUNAL OR OTHER THIRD PARTY, OR THE SOURCE OR ORIGIN OF ANY HAZARDOUS SUBSTANCE AND (iv) ARE NOT AFFECTED BY ANY INDEMNIFIED PARTY’S INVESTIGATION, ACTUAL OR CONSTRUCTIVE KNOWLEDGE, COURSE OF DEALING, OR WAIVER.

(c) However, no Indemnified Party has the right to be indemnified under the Loan Documents for its own fraud, gross negligence, or willful misconduct.

(d) The provisions of and undertakings and indemnification in this section survive the foreclosure of any Lender Lien or any transfer in lieu of that foreclosure, the sale or other transfer of any Collateral or real property to any Person, the satisfaction of the obligation, the termination of the Loan Documents, and the release of any or all Lender Liens.

Section 8.13 Operations and Properties. Each Company will act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business and investments. Each Company will keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of its business, including without limitation all wells and equipment necessary or useful in the operation of the Mineral Interests.

Section 8.14 Leases. Each Company will pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the Leases and all other agreements and contracts constituting or affecting the Mineral Interests, and do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such properties in a diligent, careful and efficient manner and in compliance with all applicable proration and conservation laws and all applicable rules and regulations of every Tribunal, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other hydrocarbons therefrom.

Section 8.15 Development and Maintenance. Each Company will explore, develop and maintain (or cause to be explored, developed and maintained) the Leases, wells, units and acreage to which the Mineral Interests pertain in a prudent manner, and as may be reasonably necessary for the prudent and economical operation of (and in an effort to maximize the production capacity of and ultimate recovery of hydrocarbons from) such Leases, wells, units and acreage.

Section 8.16 Maintenance of Liens. Each Company shall perform all such acts and execute all such documents as Administrative Agent may reasonably request in order to enable Administrative Agent to report, file and record every instrument that Administrative Agent may deem necessary in order to perfect and maintain the Lender Liens in the Mortgaged Properties and otherwise to preserve and protect the rights of Administrative Agent and the Lenders in and to the Collateral.

Section 8.17 Farmout Agreement. Borrower shall cause the “Farmor” under the Farmout Agreement to deliver to Borrower each assignment earned under the Farmout Agreement in recordable form in the time and manner provided for in the Farmout Agreement, but in no event later than 45 days after such assignment has been earned under the Farmout Agreement. Contemporaneously with the receipt of any such assignment, Borrower shall notify Administrative Agent of its receipt thereof and cause such assignment to be duly and properly recorded and the interests subject of such assignment to be subject to Lender Liens pursuant to documentation in form and substance satisfactory to Administrative Agent.

Section 8.18 Title Information.

(a) On or before the delivery to Administrative Agent and Lenders of each Reserve Report required by Section 8.1(c), Borrower will deliver title information in form and substance reasonably acceptable to Administrative Agent so that Administrative Agent shall be satisfied with the status of title to at least 80% of the value of the proved Mineral Interests evaluated by such Reserve Report.

(b) If Borrower has provided title information for additional Mineral Interests under Section 8.18(a), Borrower shall, within 60 days of notice from Administrative Agent that material title defects or exceptions exist with respect to such additional Mineral Interests, either (i) cure any such material title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.4 raised by such information, (ii) substitute acceptable Mortgaged Properties with no material title defects or exceptions except for Permitted

Liens having an equivalent value or (iii) deliver title information in form and substance acceptable to Administrative Agent so that Administrative Agent shall be satisfied with the status of title to at least 80% of the value of the proved Mineral Interests evaluated by such Reserve Report.

(c) If Borrower is unable to cure any material title defect requested by Administrative Agent or Lenders to be cured within the 60-day period or Borrower does not comply with the requirements to provide acceptable title information to the Mineral Interests evaluated in the most recent Reserve Report, such default shall not be a Potential Default, but instead Administrative Agent and/or the Determining Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by Administrative Agent or Lenders. To the extent that any material title defect exists with respect to any Mortgaged Property after the 60-day period has elapsed, Administrative Agent may send a notice to Borrower and Lenders that the then outstanding Total PV shall be reduced by an amount as determined by the Determining Lenders. This new Total PV shall become effective immediately after receipt of such notice.

Section 8.19 Additional Collateral. In connection with each redetermination of the Total PV, Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.1(c)(iii)) to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the proved Mineral Interests evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mineral Interests do not represent at least 80% of such total value, then Borrower shall, and shall cause the Restricted Companies to, grant, within thirty (30) days of delivery of the certificate required under Section 8.1(c)(iii), to Administrative Agent as security for the Obligation a Lender Lien on additional Mineral Interests not already subject to a Lien of the Collateral Documents such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Collateral Documents, all in form and substance satisfactory to Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

ARTICLE IX

NEGATIVE COVENANTS

Until the Obligation has been fully paid and performed, Borrower covenants and agrees with Administrative Agent and Lenders that, without first obtaining Administrative Agent’s written notice of Determining Lenders’ consent to the contrary:

Section 9.1 Payroll Taxes. No Company may use any proceeds of the Borrowing to pay the wages of employees unless a timely payment to or deposit with the United States of America of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.

Section 9.2 Debt. No Restricted Company may:

(a) Have any Debt except Permitted Debt.

(b) Pay or cause to be paid any principal of, or any interest on, any of its Debt except (i) the Obligation, (ii) scheduled payments (but not prepayments) of any of its other Permitted Debt if, in each case, no Default or Potential Default exists.

Section 9.3 Letters of Credit. No Restricted Company may have issued for its account — or otherwise become obligated for any reimbursement obligations for — any letter of credit except letters of credit under the Senior Revolving Loan Documents.

Section 9.4 Liens. No Restricted Company may (a) create, incur, or suffer or permit to be created or incurred or to exist any Lien upon any of its assets (provided that applicable Permitted Liens may exist, however, no intention to subordinate the second priority Lien granted in favor of Administrative Agent for the benefit of Lenders is to be hereby implied or expressed by the permitted existence of such Permitted Liens) or (b) enter into or permit to exist any arrangement or agreement that directly or indirectly prohibits any Restricted Company from creating or incurring any Lien on any of its assets except the Loan Documents.

Section 9.5 Employee Plans. No Restricted Company may permit any of the events or circumstances described in Section 7.12 to exist or occur.

Section 9.6 Transactions with Affiliates. No Restricted Company may enter into any material transaction with any of its Affiliates except (a) those described on Schedule 7.15, (b) transactions between one or more Restricted Companies, (c) transactions permitted under Section 9.8 and (d) transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

Section 9.7 Compliance with Laws and Documents. No Restricted Company may (a) violate the provisions of any Laws (including, without limitation, Environmental Laws) applicable to it or of any material agreement to which it is a party if that violation alone, or when aggregated with all other violations, would be a Material Adverse Event, (b) violate in any material respect any provision of its charter or bylaws or (c) repeal, replace, or amend any provision of its charter or bylaws if that action would be a Material Adverse Event.

Section 9.8 Loans, Advances, and Investments. No Restricted Company may make any loan, advance, extension of credit, or capital contribution to, make any investment in, or purchase or commit to purchase any stocks or other securities or evidences of Debt of, or interests in, any other Person except those described on Schedule 9.8.

Section 9.9 Distributions. No Restricted Company may declare, make, or pay any Distribution except Distributions paid in the form of additional common stock, and distributions to any other Restricted Company; provided, however, that so long as no Potential Default exists or would result therefrom, Goodrich may pay regularly scheduled dividends, in cash, on the Existing Preferred Stock.

Section 9.10 Disposition of Assets. No Restricted Company may sell, assign, lease, transfer, or otherwise dispose of any of its assets except (a) sales and dispositions of oil and gas production in the ordinary course of business for a fair and adequate consideration, (b) sales of assets which are obsolete or are no longer in use and which are not significant to the continuation of that Restricted Company’s business, (c) sales and dispositions from any Restricted Company to any other Restricted Company, (d) dispositions of equipment where substantially similar equipment has been or is being acquired, (e) sales or other dispositions of Mineral Interests or any interest therein or Subsidiaries owning Mineral Interests; provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Mineral Interest, interest therein or Subsidiary subject of such sale or other disposition (as reasonably determined by the board of directors of Borrower and, if requested by Administrative Agent, Borrower shall deliver a certificate of a Responsible Officer of Borrower certifying to that effect), (iii) if such sale or other disposition of Mineral Interest or Subsidiary owning Mineral Interests included in the most recently delivered Reserve Report during any period between two successive scheduled redetermination dates has a fair market value (as determined by Administrative Agent), individually or in the aggregate, in excess of $10,000,000, the Total PV shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property as determined by Determining Lenders and (iv) if any such sale or other disposition is of a Subsidiary owning Mineral Interests, such sale or other disposition shall include all the Equity Interests of such Subsidiary and (f) dispositions of other assets not regulated by Section 9.10(a) through (e) for an aggregate consideration not to exceed, in any fiscal year, $2,500,000.00.

Section 9.11 Mergers, Consolidations, and Dissolutions. No Restricted Company may merge or consolidate with any other Person or dissolve except:

(a) if no Default or Potential Default exists or will exist as a result of it, any merger or consolidation between Restricted Companies (so long as, if Borrower is involved, it is the survivor); and

(b) dissolution of any Subsidiary of a Restricted Company if substantially all of its assets have been conveyed to any Restricted Company.

Section 9.12 Assignment. No Restricted Company may assign or transfer any of its Rights, duties, or obligations under any of the Loan Documents.

Section 9.13 Fiscal Year and Accounting Methods. No Restricted Company may change its fiscal year for accounting purposes or any material aspect of its method of accounting except (a) for changes which do not affect, change or alter the calculation of any of the financial or accounting terms (or any component thereof) described in any of the financial covenants provided in Article X of this agreement or (b) to conform any new Subsidiary’s accounting methods to Goodrich’s accounting methods.

Section 9.14 New Businesses. No Restricted Company may engage in any business except the businesses in which it is presently engaged and any other reasonably related business.

Section 9.15 Government Regulations. No Restricted Company may conduct its business in a way that it becomes regulated under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

Section 9.16 Strict Compliance. No Restricted Company may indirectly do anything that it may not directly do under any covenant in any Loan Document.

Section 9.17 Alteration of Material Agreements. No Restricted Company will consent to or permit any material alterations, amendments, modifications, releases, waivers or terminations of any material agreement to which it is a party.

Section 9.18 Operating Agreements. No Restricted Company shall enter into any operating agreement or material amendment of any existing operating agreement after the date hereof covering any of the Mortgaged Properties, except for those containing terms .and provisions customary in the industry consistent with past practice and with respect to which prompt written notice thereof is given to Administrative Agent.

Section 9.19 Burdensome Contracts. No Restricted Company shall enter into, become bound by, or subject the Mortgaged Properties to any contract or agreement which is burdensome on any Restricted Company or materially and adversely affects the operation of the Mortgaged Properties.

Section 9.20 Hedging. Commencing January 1, 2006, Borrower will not, and Borrower will not permit any other Restricted Company to, enter into Swap Agreements which would cause (a) (i) the aggregate notional volume of oil which is subject thereto (when aggregated with other Swap Agreements then in effect) at any time to exceed ninety percent (90%) of the Restricted Companies’ anticipated production of oil from proved, developed producing reserves during the entire term (which shall not exceed three (3) years) thereof and (ii) the notional volume of oil with respect to which a settlement is required on a particular settlement date under such Swap Agreements to exceed ninety percent (90%) of the Restricted Companies’ anticipated production of oil from proved, developed producing reserves for the period (a “Settlement Period”) from the immediately preceding settlement date thereunder (or the commencement thereof in the event there is no prior settlement date) to such settlement date, (b) (i) the aggregate notional volume of gas which is subject thereto (when aggregated with other Swap Agreements then in effect) at any time to exceed seventy-five percent (75%) of the Restricted Companies’ anticipated production of gas from proved, developed production reserves during the entire term (which shall not exceed three (3) years) thereof and (ii) the notional volume of gas with respect to which a settlement is required on a particular settlement date thereunder to exceed seventy-five percent (75%) of the Restricted Companies’ anticipated production of gas from proved, developed reserves for any Settlement Period, and (c) (i) the aggregate notional volume of oil and gas (on a barrel of oil equivalent basis) which is subject thereto (when aggregated with other Swap Agreements then in effect) at any time to exceed seventy-five percent (75%) of the Restricted Companies’ anticipated production of oil and gas (on a barrel of oil equivalent basis) from proved, developed production reserves during the entire term (which shall not exceed three (3) years) thereof and (ii) the notional volume of oil and gas (on a barrel of oil equivalent basis) with respect to which a settlement is required on a particular settlement date thereunder to exceed seventy-five percent (75%) of the Restricted Companies’ anticipated production of oil and gas (on a barrel of oil equivalent basis) from proved, developed reserves for any Settlement Period.

Section 9.21 Anti-Layering. Notwithstanding anything to the contrary contained herein, Borrower will not, and will not permit any Restricted Company to, incur, create, assume or suffer to exist any Debt if such Debt is subordinate or junior in ranking in right of payment to the Senior Revolving Credit Agreement, unless such Debt is expressly subordinated in right of payment to the obligations under this agreement.

ARTICLE X

FINANCIAL COVENANTS

Until the Obligation has been fully paid and performed, Borrower covenants and agrees with Administrative Agent and Lenders that, without first obtaining Administrative Agent’s written notice of Determining Lenders’ consent to the contrary, it may not directly or indirectly permit:

Section 10.1 Asset Coverage Ratio. The ratio of Companies’ Total PV to Companies’ Total Debt to ever be less than 1.5 to 1.0.

Section 10.2 Total Debt to EBITDAX Ratio. As of any day, the ratio of Companies’ Total Debt as of such day to Companies’ EBITDAX for the most recent period of four fiscal quarters for which financial statements are available to be greater than 4.0 to 1.0.

ARTICLE XI

DEFAULT

The term “Default” means the occurrence of any one or more of the following:

Section 11.1 Payment of Obligation. Borrower’s failure or refusal to pay (a) principal of any Note or (b) any other part of the Obligation on or before one Business Day after the date due.

Section 11.2 Covenants. Any Company’s failure or refusal to punctually and properly perform, observe, and comply with any covenant (other than covenants to pay the Obligation) applicable to it:

(a) In Section 8.1(f), Section 8.2, Section 8.17, Section 8.19, Article IX or Article X; or

(b) In any other provision of any Loan Document, and that failure or refusal continues for fifteen (15) days after the earlier of either any Company knowing of it or any Company is notified of it by Administrative Agent or any Lender.

Section 11.3 Debtor Relief. Any Restricted Company (a) is not Solvent, (b) fails to pay its Debts generally as they become due, (c) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law or (d) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law — except as a creditor or claimant — that could suspend or otherwise adversely affect the Rights of Administrative Agent or any Lender granted in the Loan Documents (unless, if the proceeding is involuntary, the applicable petition is dismissed within 60 days after its filing).

Section 11.4 Judgments and Attachments. Where the amounts in controversy or of any judgments, as the case may be, exceed — from and after the date of this agreement and individually or collectively for all of the Restricted Companies — $1,000,000, the Restricted Companies fail (a) to have discharged, within 60 days after its commencement, any attachment, sequestration, or similar proceeding against any assets of any Restricted Company or (b) to pay any money judgment against any Restricted Company within ten days before the date on which any Restricted Company’s assets may be lawfully sold to satisfy that judgment.

Section 11.5 Government Action. Where the fair value of the assets involved exceed — from and after the date of this agreement and individually or collectively for all of the Restricted Companies — $1,000,000, (a) a final non-appealable order is issued by any Tribunal (including, but not limited to, the United States Justice Department) seeking to cause any Company to divest a significant portion of its assets under any antitrust, restraint of trade, unfair competition, industry regulation, or similar Laws or (b) any Tribunal condemns, seizes, or otherwise appropriates, or takes custody or control of all or any substantial portion of any Restricted Company’s assets.

Section 11.6 Misrepresentation. Any representation or warranty made by any Company in any Loan Document at any time proves to have been materially incorrect when made.

Section 11.7 Change of Control. Any Change of Control occurs.

Section 11.8 Other Funded Debt. In respect of any Funded Debt (other than the Obligation) (a) any Restricted Company fails to make any payment when due beyond any applicable grace or cure period, or (b) any default or other event or condition occurs or exists beyond the applicable grace or cure period, the effect of which is to cause or to permit any holder of that Funded Debt to cause — whether or not it elects to cause — any of that Funded Debt to become due before its stated maturity or regularly scheduled payment dates or (c) any of that Funded Debt is declared to be due and payable or required to be prepaid by any Restricted Company before its stated maturity.

Section 11.9 SEC Reporting Requirements. Any Restricted Company fails to comply with any applicable reporting requirements of the Securities Exchange Act of 1934, as amended, for which the failure to report would constitute a Material Adverse Event.

Section 11.10 Validity and Enforceability. Once executed, this agreement, any Note, any Guaranty, any Collateral Document ceases to be in full force and effect in any material respect or is declared to be null and void or its validity or enforceability is contested in writing by any Restricted Company party to it or any Restricted Company party to it denies in writing that it has any further liability or obligations under it except in accordance with that document’s express provisions or as the appropriate parties under Section 14.8 below may otherwise agree in writing.

Section 11.11 Intercreditor Agreement. The Intercreditor Agreement, after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against Borrower or any party thereto or holder of the Debt subordinated thereby or shall be repudiated by any of them, or cause the payment of the obligations of the Notes to be senior or pari passu in right to the payment of obligations of the Senior Revolving Credit Agreement, or any payment by Borrower or any guarantor in violation of the terms of the Intercreditor Agreement.

ARTICLE XII

RIGHTS AND REMEDIES

Section 12.1 Remedies Upon Default.

(a) Debtor Relief. If a Default exists under Section 11.3, the commitment to extend credit under this agreement automatically terminates, the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind whatsoever.

(b) Other Defaults. If any Default exists, subject to the terms of Section 13.5(b), Administrative Agent may (with the consent of, and must, upon the request of, Determining Lenders), do any one or more of the following: (i) If the maturity of the Obligation has not already been accelerated under Section 12.1(a), declare the entire unpaid balance of all or any part of the Obligation immediately due and payable, whereupon it is due and payable, (ii) terminate the commitments of Lenders to extend credit under this agreement, (iii) reduce any claim to judgment, and (iv) exercise any and all other legal or equitable Rights afforded by the Loan Documents, by applicable Laws, or in equity.

(c) Offset. If a Default exists, to the extent permitted by applicable Law, each Lender may exercise the Rights of offset and banker’s lien against each and every account and other property, or any interest therein, which any Restricted Company may now or hereafter have with, or which is now or hereafter in the possession of, that Lender to the extent of the full amount of the Obligation owed to that Lender.

(d) Production Proceeds. Notify any and all purchasers of production and take all other actions specified in Section 5.3 of this agreement.

Section 12.2 Company Waivers. To the extent permitted by Law, Borrower and (pursuant to its Guaranty) each other Restricted Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

Section 12.3 Performance by Administrative Agent. If any Company’s covenant, duty, or agreement is not performed in accordance with the terms of the Loan Documents, Administrative Agent may, while a Default exists, at its option (but subject to the approval of Determining Lenders), perform or attempt to perform that covenant, duty, or agreement on behalf of that Company (and any amount expended by Administrative Agent in its performance or attempted performance is payable by the Companies, jointly and severally, to Administrative Agent on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Administrative Agent’s expenditure until paid). However, Administrative Agent does not assume and shall never have, except by its express written consent, any liability or responsibility for the performance of any Company’s covenants, duties, or agreements.

Section 12.4 Not in Control. Nothing in any Loan Documents gives or may be deemed to give to Administrative Agent or any Lender the Right to exercise control over any Company’s Real Property (including, without limitation, the Leases and the Mineral Interests), other assets, affairs, or management or to preclude or interfere with any Company’s compliance with any Law or require any act or omission by any Company that may be harmful to Persons or property. Any “Material Adverse Event” or other materiality or substantiality qualifier of any representation, warranty, covenant, agreement, or other provision of any Loan Document is included for credit documentation purposes only and does not imply or be deemed to mean that Administrative Agent or any Lender acquiesces in any non-compliance by any Company with any Law, document, or otherwise or does not expect the Companies to promptly, diligently, and continuously carry out all appropriate removal, remediation, compliance, closure, or other activities required or appropriate in accordance with all Environmental Laws. Administrative Agent’s and Lenders’ power is limited to the Rights provided in the Loan Documents. All of those Rights exist solely — and may be exercised in manner calculated by Administrative Agent or Lenders in their respective good faith business judgment — to preserve and protect the Collateral and to assure payment and performance of the Obligation.

Section 12.5 Course of Dealing. The acceptance by Administrative Agent or Lenders of any partial payment on the Obligation is not a waiver of any Default then existing. No waiver by Administrative Agent, Determining Lenders, or Lenders of any Default is a waiver of any other then-existing or subsequent Default. No delay or omission by Administrative Agent, Determining Lenders, or Lenders in exercising any Right under the Loan Documents impairs that Right or is a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right under the Loan Documents or otherwise.

Section 12.6 Cumulative Rights. All Rights available to Administrative Agent, Determining Lenders, and Lenders under the Loan Documents are cumulative of and in addition to all other Rights granted to Administrative Agent, Determining Lenders, and Lenders at law or in equity, whether or not the Obligation are due and payable and whether or not Administrative Agent, Determining Lenders, or Lenders have instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

Section 12.7 Application of Proceeds. Any and all proceeds ever received by Administrative Agent or Lenders from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation according to Article III.

Section 12.8 Certain Proceedings. Borrower shall promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements, and all other documents and papers Administrative Agent or Determining Lenders reasonably request in connection with the obtaining of any consent, approval, registration (other than securities Law registrations), qualification, permit, license, or authorization of any Tribunal or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Documents. Because Borrower agrees that Administrative Agent’s and Determining Lenders’ remedies at Law for failure of Borrower to comply with the provisions of this section would be inadequate and that failure would not be adequately compensable in damages, Borrower agrees that the covenants of this section may be specifically enforced.

Section 12.9 Expenditures by Lenders. Any sums spent by Administrative Agent or any Lender in the exercise of any Right under any Loan Document is payable by the Companies to Administrative Agent within five Business Days after demand, becomes part of the Obligation, and bears interest at the Default Rate from the date spent until the date repaid.

Section 12.10 Diminution in Value of Collateral. Neither Administrative Agent nor any Lender has any liability or responsibility whatsoever for any diminution in or loss of value of any collateral now or in the future securing payment or performance of any of the Obligation (other than diminution in or loss of value caused by its own gross negligence or willful misconduct).

ARTICLE XIII

ADMINISTRATIVE AGENT AND LENDERS

Section 13.1 Administrative Agent.

(a) Appointment. Each Lender appoints Administrative Agent (and Administrative Agent accepts appointment) as its nominee and agent, in its name and on its behalf: (i) To act as its nominee and on its behalf in and under all Loan Documents, (ii) to arrange the means whereby its funds are to be made available to Borrower under the Loan Documents, (iii) to take any action that it properly requests under the Loan Documents (subject to the concurrence of other Lenders as may be required under the Loan Documents), (iv) to receive all documents and items to be furnished to it under the Loan Documents, (v) to be the secured party, mortgagee, beneficiary, recipient, and similar party in respect of any collateral for the benefit of Lenders, (vi) to promptly distribute to it all material information, requests, documents, and items received from Borrower under the Loan Documents, (vii) to promptly distribute to it its ratable part of each payment or prepayment (whether voluntary, as proceeds of collateral upon or after foreclosure, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents and (viii) to deliver to the appropriate Persons requests, demands, approvals, and consents received from it. However, Administrative Agent may not be required to take any action that exposes it to personal liability or that is contrary to any Loan Document or applicable Law.

(b) Successor. Administrative Agent may voluntarily resign as Administrative Agent hereunder upon thirty (30) days notice to Borrower and Lenders. If the initial or any successor Administrative Agent ever resigns, then Determining Lenders shall (which, if no Default or Potential Default exists, is subject to Borrower’s approval that may not be unreasonably withheld) appoint the successor Administrative Agent from among Lenders (other than the resigning Administrative Agent). If Determining Lenders fail to appoint a successor Administrative Agent within thirty (30) days after the resigning Administrative Agent has given notice of resignation, then the resigning Administrative Agent may, on behalf of

Lenders, appoint a successor Administrative Agent, which must be a commercial bank having a combined capital and surplus of at least $1,000,000,000 (as shown on its most recently published statement of condition). Upon its acceptance of appointment as successor Administrative Agent, the successor Administrative Agent succeeds to and becomes vested with all of the Rights of the prior Administrative Agent, and the prior Administrative Agent is discharged from its duties and obligations of Administrative Agent under the Loan Documents, and each Lender shall execute the documents that any Lender, the resigning Administrative Agent, or the successor Administrative Agent reasonably request to reflect the change. After any Administrative Agent’s resignation as Administrative Agent under the Loan Documents, the provisions of this section inure to its benefit as to any actions taken or not taken by it while it was Administrative Agent under the Loan Documents.

(c) Rights as Lender. Administrative Agent, in its capacity as a Lender, has the same Rights under the Loan Documents as any other Lender and may exercise those Rights as if it were not acting as Administrative Agent. The term “Lender”, unless the context otherwise indicates, includes Administrative Agent. Administrative Agent’s resignation does not impair or otherwise affect any Rights that it has or may have in its capacity as an individual Lender. Each Lender and Borrower agree that Administrative Agent is not a fiduciary for Lenders or for Borrower but is simply acting in the capacity described in this agreement to alleviate administrative burdens for Borrower and Lenders, that Administrative Agent has no duties or responsibilities to Lenders or Borrower except those expressly set forth in the Loan Documents, and that Administrative Agent in its capacity as a Lender has the same Rights as any other Lender.

(d) Other Activities. Administrative Agent or any Lender may now or in the future be engaged in one or more loan, letter of credit, leasing, or other financing transactions with Borrower, act as trustee or depositary for Borrower, or otherwise be engaged in other transactions with Borrower (collectively, the “other activities”) not the subject of the Loan Documents. Without limiting the Rights of Lenders specifically set forth in the Loan Documents, neither Administrative Agent nor any Lender is responsible to account to the other Lenders for those other activities, and no Lender shall have any interest in any other Lender’s activities, any present or future guaranties by or for the account of Borrower that are not contemplated by or included in the Loan Documents, any present or future offset exercised by Administrative Agent or any Lender in respect of those other activities, any present or future property taken as security for any of those other activities, or any property now or hereafter in Administrative Agent’s or any other Lender’s possession or control that may be or become security for the obligations of Borrower arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents, or instruments related to any of those other activities (but, if any payments in respect of those guaranties or that property or the proceeds thereof is applied by Administrative Agent or any Lender to reduce the Obligation, then each Lender is entitled to share ratably in the application as provided in the Loan Documents).

Section 13.2 Expenses. Each Lender shall pay its Pro Rata Part of any reasonable expenses (including, without limitation, court costs, reasonable attorneys’ fees and other costs of collection) incurred by Administrative Agent (while acting in such capacity) in connection with any of the Loan Documents if Administrative Agent is not reimbursed from other sources within

30 days after incurrence. Each Lender is entitled to receive its Pro Rata Part of any reimbursement that it makes to Administrative Agent if Administrative Agent is subsequently reimbursed from other sources.

Section 13.3 Proportionate Absorption of Losses. Except as otherwise provided in the Loan Documents, nothing in the Loan Documents gives any Lender any advantage over any other Lender insofar as the Obligation is concerned or relieves any Lender from ratably absorbing any losses sustained with respect to the Obligation (except to the extent unilateral actions or inactions by any Lender result in Borrower or any other obligor on the Obligation having any credit, allowance, setoff, defense, or counterclaim solely with respect to all or any part of that Lender’s Pro Rata Part of the Obligation).

Section 13.4 Delegation of Duties; Reliance. Lenders may perform any of their duties or exercise any of their Rights under the Loan Documents by or through Administrative Agent, and Lenders and Administrative Agent may perform any of their duties or exercise any of their Rights under the Loan Documents by or through their respective Representatives. Administrative Agent, Lenders, and their respective Representatives (a) are entitled to rely upon (and shall be protected in relying upon) any written or oral statement believed by it or them to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinion of counsel selected by Administrative Agent or that Lender (but nothing in this clause (a) permits Administrative Agent to rely on (i) oral statements if a writing is required by this agreement or (ii) any other writing if a specific writing is required by this agreement), (b) are entitled to deem and treat each Lender as the owner and holder of its portion of the Obligation for all purposes until, written notice of the assignment or transfer is given to and received by Administrative Agent (and any request, authorization, consent, or approval of any Lender is conclusive and binding on each subsequent holder, assignee, or transferee of or Participant in that Lender’s portion of the Obligation until that notice is given and received), (c) are not deemed to have notice of the occurrence of a Default unless a responsible officer of Administrative Agent, who handles matters associated with the Loan Documents and transactions thereunder, has actual knowledge or Administrative Agent has been notified by a Lender or Borrower and (d) are entitled to consult with legal counsel (including counsel for Borrower), independent accountants, and other experts selected by Administrative Agent and are not liable for any action taken or not taken in good faith by it in accordance with the advice of counsel, accountants, or experts. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Arranger only in respect of the Senior Revolving Credit Agreement, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 13.5 Limitation of Administrative Agent’s Liability.

(a) Exculpation. Neither Administrative Agent nor any of its Representatives will be liable for any action taken or omitted to be taken by it or them under the Loan Documents in good faith and believed by it or them to be within the discretion or power conferred upon it or them by the Loan Documents or be responsible for the consequences of any error of judgment (except for fraud, gross negligence, or willful misconduct), and neither Administrative Agent nor any of its representatives has a fiduciary relationship with any Lender by virtue of the Loan Documents (but nothing in this agreement negates the obligation of Administrative Agent to account for funds received by it for the account of any Lender).

(b) Indemnity. Unless indemnified to its satisfaction against loss, cost, liability, and expense, Administrative Agent may not be compelled to do any act under the Loan Documents or to take any action toward the execution or enforcement of the powers thereby created or to prosecute or defend any suit in respect of the Loan Documents. If Administrative Agent requests instructions from Lenders, or Determining Lenders, as the case may be, with respect to any act or action in connection with any Loan Document, Administrative Agent is entitled to refrain (without incurring any liability to any Person by so refraining) from that act or action unless and until it has received instructions. In no event, however, may Administrative Agent or any of its Representatives be required to take any action that it or they determine could incur for it or them criminal or onerous civil liability. Without limiting the generality of the foregoing, no Lender has any right of action against Administrative Agent as a result of Administrative Agent’s acting or refraining from acting under this agreement in accordance with instructions of Determining Lenders.

(c) Reliance. Administrative Agent is not responsible to any Lender or any Participant for, and each Lender represents and warrants that it has not relied upon Administrative Agent in respect of, (i) the creditworthiness of any Company and the risks involved to that Lender, (ii) the effectiveness, enforceability, genuineness, validity, or the due execution of any Loan Document (except by Administrative Agent), (iii) any representation, warranty, document, certificate, report, or statement made therein (except by Administrative Agent) or furnished thereunder or in connection therewith, (iv) the adequacy of any collateral now or hereafter securing the Obligation or the existence, priority, or perfection of any Lien now or hereafter granted or purported to be granted on the collateral under any Loan Document or (v) observation of or compliance with any of the terms, covenants, or conditions of any Loan Document on the part of any Company. EACH LENDER AGREES TO INDEMNIFY ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES AND HOLD THEM HARMLESS FROM AND AGAINST (BUT LIMITED TO SUCH LENDER’S COMMITMENT PERCENTAGE OF) ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, REASONABLE EXPENSES, AND REASONABLE DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER THAT MAY BE IMPOSED ON, ASSERTED AGAINST, OR INCURRED BY THEM IN ANY WAY RELATING TO OR ARISING OUT OF THE LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED BY THEM UNDER THE LOAN DOCUMENTS IF ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES ARE NOT REIMBURSED FOR SUCH AMOUNTS BY ANY COMPANY. ALTHOUGH ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES HAVE THE RIGHT TO BE INDEMNIFIED UNDER THIS AGREEMENT FOR ITS OR THEIR OWN ORDINARY NEGLIGENCE, ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES DO NOT HAVE THE RIGHT TO BE INDEMNIFIED UNDER THIS AGREEMENT FOR ITS OR THEIR OWN FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT.

Section 13.6 Default. While a Default exists, Lenders agree to promptly confer in order that Determining Lenders or Lenders, as the case may be, may agree upon a course of action for the enforcement of the Rights of Lenders. Administrative Agent is entitled to act or refrain from taking any action (without incurring any liability to any Person for so acting or refraining) unless and until it has received instructions from Determining Lenders. In actions with respect to any Company’s property, Administrative Agent is acting for the ratable benefit of each Lender.

Section 13.7 Collateral Matters.

(a) Each Lender authorizes and directs Administrative Agent to enter into the Loan Documents for the Lender Liens and agrees that any action taken by Administrative Agent concerning any Collateral (with the consent or at the request of Determining Lenders) in accordance with any Loan Document, that Administrative Agent’s exercise (with the consent or at the request of Determining Lenders) of powers concerning the Collateral in any Loan Document, and that all other reasonably incidental powers are authorized and binding upon all Lenders.

(b) Administrative Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time before a Default or Potential Default, to take any action with respect to any Collateral or Loan Documents related to Collateral that may be necessary to perfect and maintain perfected the Lender Liens upon the Collateral.

(c) Except to use the same standard of care that it ordinarily uses for collateral for its sole benefit, Administrative Agent has no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Company or is cared for, protected, or insured or has been encumbered or that the Lender Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority.

(d) Administrative Agent shall exercise the same care and prudent judgment with respect to the Collateral and the Loan Documents as it normally and customarily exercises in respect of similar collateral and security documents.

(e) Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lender Lien upon any Collateral (i) upon full payment of the Obligation, (ii) constituting property being disposed of as permitted under any Loan Document, (iii) constituting property in which no Company owned any interest at the time the Lender Lien was granted or at any time after that, (iv) constituting property leased to any Company under a lease that has expired or been terminated in a transaction permitted under the Loan Documents or is about to expire and that has not been, and is not intended by that Company to be, renewed, (v) consisting of an instrument evidencing Debt pledged to Administrative Agent (for the benefit of Lenders), if the underlying Debt has been paid in full or (vi) if approved, authorized, or ratified in writing by Lenders. Upon request by Administrative Agent at any time, Lenders shall confirm in writing Administrative Agent’s authority to release particular types or items of Collateral under this clause (e).

Section 13.8 Limitation of Liability. No Lender or any Participant will incur any liability to any other Lender or Participant except for acts or omissions in bad faith, and neither Administrative Agent nor any Lender or Participant will incur any liability to any other Person for any act or omission of any other Lender or any Participant.

Section 13.9 Relationship of Lenders. The Loan Documents do not create a partnership or joint venture among Administrative Agent and Lenders or among Lenders.

Section 13.10 Benefits of Agreement. None of the provisions of this section inure to the benefit of any Company or any other Person except Administrative Agent and Lenders. Therefore, no Company or any other Person is responsible or liable for, entitled to rely upon, or entitled to raise as a defense — in any manner whatsoever — the failure of Administrative Agent or any Lender to comply with these provisions.

Section 13.11 Arranger and other Agents. None of Arranger, any syndication agent or any documentation agent hereunder shall have any duties, responsibilities or liabilities under this agreement or the other Loan Documents other than, if applicable, their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Nonbusiness Days. Any payment or action that is due under any Loan Document on a non-Business Day may be delayed until the next-succeeding Business Day (but interest shall continue to accrue on any applicable payment until payment is in fact made) unless the payment concerns a LIBOR-Rate Tranche, in which case if the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day.

Section 14.2 Communications. Unless otherwise specifically provided, whenever any Loan Document requires or permits any consent, approval, notice, request, or demand from one party to another, communication must be in writing (which may be by telex or fax) to be effective and shall be deemed to have been given (a) if by telex, when transmitted to the appropriate telex number and the appropriate answer back is received, (b) if by fax, when transmitted to the appropriate fax number (and all communications sent by fax must be confirmed promptly thereafter by telephone; but any requirement in this parenthetical shall not affect the date when the fax shall be deemed to have been delivered), (c) if by mail, on the third Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, and deposited in the appropriate official postal service or (d) if by any other means, when actually delivered. Until changed by notice pursuant to this agreement, the address (and fax number) for Borrower and Administrative Agent is stated beside their respective signatures to this agreement and for each Lender as set forth in its administrative questionnaire (in a form supplied by Administrative Agent).

Section 14.3 Form and Number of Documents. The form, substance, and number of counterparts of each writing to be furnished under this agreement must be satisfactory to Administrative Agent and its counsel.

Section 14.4 Exceptions to Covenants. No Company may take or fail to take any action that is permitted as an exception to any of the covenants contained in any Loan Document if that action or omission would result in the breach of any other covenant contained in any Loan Document.

Section 14.5 Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents survive all closings under the Loan Documents and, except as otherwise indicated, are not affected by any investigation made by any party.

Section 14.6 Governing Law. Unless otherwise stated in any Loan Document, the laws of the State of Texas and of the United States of America govern the Rights and duties of the parties to the Loan Documents and the validity, construction, enforcement, and interpretation of the Loan Documents.

Section 14.7 Invalid Provisions. Any provision in any Loan Document held to be illegal, invalid, or unenforceable is fully severable; the appropriate Loan Document shall be construed and enforced as if that provision had never been included; and the remaining provisions shall remain in full force and effect and shall not be affected by the severed provision. Administrative Agent, Lenders, and each Company party to the affected Loan Document agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid, and enforceable.

Section 14.8 Amendments, Consents, Conflicts, and Waivers.

(a) Determining Lenders. Unless otherwise specifically provided (i) (including in Section 1.12 of the Intercreditor Agreement) the provisions of this agreement may be amended, modified, or waived, only by an instrument in writing executed by Borrower, Administrative Agent, and Determining Lenders and supplemented only by documents delivered or to be delivered in accordance with the express terms of this agreement and (ii) the other Loan Documents may only be the subject of an amendment, modification, or waiver that has been approved by Determining Lenders and Borrower.

(b) All Lenders. Any amendment to or consent or waiver under this agreement or any Loan Document that purports to accomplish any of the following must be by an instrument in writing executed by Borrower and Administrative Agent and executed (or approved, as the case may be) by each Lender: (i) Extends the due date or decreases the amount of any scheduled payment or amortization of the Obligation beyond the date specified in the Loan Documents, (ii) decreases any rate or amount of interest, fees, or other sums payable to Administrative Agent or Lenders under this agreement (except such reductions as are contemplated by this agreement), (iii) changes the definition of “Commitment,” “Commitment Percentage,” “Determining Lenders” or “Pro Rata Part” (iv) increases any one or more Lender’s Commitment, (v) waives compliance with, amends, or fully or partially releases — except as expressly provided by the Loan Documents or when a Company merges into another Person or dissolves when specifically permitted in the Loan Documents — any Guaranty or Collateral or waives or amends Article V, Section 8.11 or Section 8.19, or (vi) changes this clause (b) or any other matter specifically requiring the consent of all Lenders under this agreement.

(c) Agency Fees. Any amendment or consent or waiver with respect to fees payable solely to Administrative Agent under a separate letter agreement must be executed in writing only by Administrative Agent and Borrower.

(d) Conflicts. Any conflict or ambiguity between the terms and provisions of this agreement and terms and provisions in any other Loan Document is controlled by the terms and provisions of this agreement.

(e) Waivers. No course of dealing or any failure or delay by Administrative Agent, any Lender, or any of their respective Representatives with respect to exercising any Right of Administrative Agent or any Lender under this agreement operates as a waiver thereof. A waiver must be in writing and signed by Administrative Agent and Lenders (or Determining Lenders, if permitted under this agreement) to be effective, and a waiver will be effective only in the specific instance and for the specific purpose for which it is given.

Section 14.9 Multiple Counterparts. Any Loan Document may be executed in a number of identical counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument.

Section 14.10 Parties.

(a) Parties Bound. Each Loan Document binds and inures to the parties to it, any intended beneficiary of it, and each of their respective successors and permitted assigns. No Company may assign or transfer any Rights or obligations under any Loan Document without first obtaining all Lenders’ consent, and any purported assignment or transfer without Lenders’ consent is void. No Lender may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligation except as permitted by clauses (b) or (c) below.

(b) Participations. Any Lender may (subject to the provisions of this section, in accordance with applicable Law, in the ordinary course of its business, and at any time) sell to one or more Persons (each a “Participant”) participating interests in its portion of the Obligation. The selling Lender remains a “Lender” under the Loan Documents, the Participant does not become a “Lender” under the Loan Documents, and the selling Lender’s obligations under the Loan Documents remain unchanged. The selling Lender remains solely responsible for the performance of its obligations and remains the holder of its share of the Principal Debt for all purposes under the Loan Documents. Borrower and Administrative Agent shall continue to deal solely and directly with the selling Lender in connection with that Lender’s Rights and obligations under the Loan Documents, and each Lender must retain the sole right and responsibility to enforce due obligations of the Companies. Participants have no Rights under the Loan Documents except as provided below. Subject to the following, each Lender may obtain (on behalf of its Participants) the benefits of Article III with respect to all participations in its part of the Obligation outstanding from time to time so long as Borrower is not obligated to pay any amount in excess of the amount that would be due to that Lender under Article III calculated as though no participations have been made. No Lender may sell any participating interest under which the Participant has any Rights to approve any amendment, modification, or waiver of any Loan Document except as to matters in Section 14.8(b)(i) and (ii).

(c) Assignments. Each Lender may make assignments to the Federal Reserve Bank. Each Lender may also assign to one or more assignees (each an “Assignee”) all or any part of its Rights and obligations under the Loan Documents so long as (i) the assignor Lender and Assignee execute and deliver to Administrative Agent and Borrower for their consent and acceptance (that may not be unreasonably withheld in any instance and is not required if the Assignee is an Affiliate of the assigning Lender, and the consent of Borrower is also not required at any time after the occurrence and during the continuance of any Default or Potential Default) an assignment and assumption agreement in substantially the form of Exhibit E (an “Assignment”) and pay to Administrative Agent a processing fee of $3,500, (ii) the assignment must be for a minimum principal amount of $5,000,000 and the assigning Lender (if not assigning the entire principal amount of its loan) must retain a minimum total principal amount of $5,000,000 and (iii) the conditions for that assignment set forth in the applicable Assignment are satisfied. The Effective Date in each Assignment must (unless a shorter period is agreeable to Borrower and Administrative Agent) be at least five Business Days after it is executed and delivered by the assignor Lender and the Assignee to Administrative Agent and Borrower for acceptance. Once that Assignment is accepted by Administrative Agent and Borrower, and subject to all of the following occurring, then, on and after the Effective Date stated in it (i) the Assignee automatically becomes a party to this agreement and, to the extent provided in that Assignment, has the Rights and obligations of a Lender under the Loan Documents, (ii) the assignor Lender, to the extent provided in that Assignment, is released from its obligations under this agreement and its reimbursement obligations under this agreement and, in the case of an Assignment covering all of the remaining portion of the assignor Lender’s Rights and obligations under the Loan Documents, that Lender ceases to be a party to the Loan Documents, (iii) Borrower shall execute and deliver to the assignor Lender and the Assignee the appropriate Notes in accordance with this agreement following the transfer, (iv) upon delivery of the Notes under clause (iii) preceding, the assignor Lender shall return to Borrower all Notes previously delivered to that Lender under this agreement and (v) Schedule 2 is automatically deemed to be amended to reflect the name, address, telecopy number, and the principal amount of the Borrowing of the Assignee and the remaining principal amount of the Borrowing of the assignor Lender, and Administrative Agent shall prepare and circulate to Borrower and Lenders an amended Schedule 2 reflecting those changes.

Section 14.11 VENUE, SERVICE OF PROCESS, AND JURY TRIAL. BORROWER AND (PURSUANT TO ITS GUARANTY) EACH RESTRICTED COMPANY, IN EACH CASE FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, IRREVOCABLY (a) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN TEXAS, (b) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOT OR IN THE FUTURE HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH ANY LOAN DOCUMENT AND THE OBLIGATION BROUGHT IN THE COURTS OF THE STATE OF TEXAS, OR IN THE UNITED STATES COURTS LOCATED IN THE SOUTHERN DISTRICT OF TEXAS, (c) WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY OF THE FOREGOING COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (d) CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE MAILING OF COPIES OF THAT PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND DELIVERY, OR BY DELIVERY BY A NATIONALLY-RECOGNIZED

COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE LEGAL PROCESS AT ITS ADDRESS FOR PURPOSES OF THIS AGREEMENT, (e) AGREES THAT ANY LEGAL PROCEEDING AGAINST ANY PARTY TO ANY LOAN DOCUMENT ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE OBLIGATION MAY BE BROUGHT IN ONE OF THE FOREGOING COURTS AND (f) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUR OF ANY LOAN DOCUMENT. THE SCOPE OF EACH OF THE FOREGOING WAIVERS IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWER AND (PURSUANT TO ITS GUARANTY) EACH OTHER RESTRICTED COMPANY ACKNOWLEDGES THAT THESE WAIVERS ARE A MATERIAL INDUCEMENT TO ADMINISTRATIVE AGENT’S AND EACH LENDER’S AGREEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT ADMINISTRATIVE AGENT AND EACH LENDER HAS ALREADY RELIED ON THESE WAIVERS IN ENTERING INTO THIS AGREEMENT, AND THAT ADMINISTRATIVE AGENT AND EACH LENDER WILL CONTINUE TO RELY ON EACH OF THESE WAIVERS IN RELATED FUTURE DEALINGS. BORROWER AND (PURSUANT TO ITS GUARANTY) EACH OTHER RESTRICTED COMPANY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THESE WAIVERS WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY AGREES TO EACH WAIVER FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THE WAIVERS IN THIS SECTION ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS APPLY TO ANY FUTURE RENEWALS, EXTENSIONS, AMENDMENTS, MODIFICATIONS, OR REPLACEMENTS IN RESPECT OF THE APPLICABLE LOAN DOCUMENT. IN CONNECTION WITH ANY LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 14.12 ENTIRETY. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN BORROWER, LENDERS, AND ADMINISTRATIVE AGENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 14.13 USA Patriot Act Notice. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGES FOLLOW.

EXECUTED as of the date first stated above.

Address for notices:	Goodrich Petroleum Company, L.L.C.

808 Travis Street, Suite 1320 Houston, TX 77002 Attention: Mr. Robert C. Turnham Fax: 713-780-9254	By:	/s/ Robert C. Turnham, Jr.
	Name:	Robert C. Turnham, Jr.
	Title:	President and Chief Operating Officer

BNP Paribas, as Administrative Agent and a Lender

1200 Smith Street, Suite 3100 Houston, Texas 77002 Attention: Brian M. Malone Fax: 713-659-6915	By:	/s/ Brian M. Malone
	Name:	Brian M. Malone
	Title:	Managing Director

	By:	/s/ Polly Schott
	Name:	Polly Schott
	Title:	Vice President

SIGNATURE PAGE

TO SECOND LINE TERM LOAN AGREEMENT

ANNEX I

LENDERS

Lender	Commitment Percentage	Commitment	Principal Amount of Principal Debt
BNP Paribas	100%	$30,000,000	$30,000,000

Address:

1200 Smith Street,

Suite 3100

Houston, Texas 77002

ANNEX I

ANNEX I

TERMS OF SUBORDINATION

Section 1.1 Subordination of Obligations. Borrower and each Restricted Company covenant and agree, and each Term Lender by its acceptance of a Term Note covenants and agrees, that the payment of the Subordinated Obligations shall, to the extent set forth in this Annex I, be subordinate and junior and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed.

Section 1.2 Payment Default or Acceleration. Except under circumstances when the terms of Section 1.5 of this Annex I are applicable, if (a) a Payment Default or Senior Indebtedness Acceleration shall have occurred and be continuing and (b) the Term Lenders or the Term Administrative Agent or other representative shall have received a Payment Default Notice, then neither Borrower nor any Restricted Company may make, and no Term Lender shall accept, receive or collect, any direct or indirect payment or distribution of any kind or character (in cash, securities, other Property, by setoff, or otherwise other than Reorganization Securities) of any properties or assets of Borrower or any Restricted Company on account of the Subordinated Obligations during the Payment Blockage Period; provided, however, that in the case of any payment on or in respect of any Subordinated Obligation that would (in the absence of any such Payment Default Notice) have been due and payable on any date (a “Scheduled Payment Date”) during such Payment Blockage Period pursuant to the terms of the Term Notes as in effect on the date hereof or as amended consistent with the provisions of Section 1.12 of this Annex I, the provisions of this Section 1.2 shall not prevent the making and acceptance of such payment (a “Scheduled Payment”), together with any additional default interest as is due on the Term Notes, on or after the date immediately following the termination of such Payment Blockage Period. In the event that, notwithstanding the foregoing, either Borrower or any Restricted Company shall make any payment or distribution to any Term Lender prohibited by the foregoing provisions of this Section 1.2, then and in such event such payment or distribution shall be held in trust for the benefit of and immediately shall be paid over to the holders of the Senior Indebtedness or the Senior Indebtedness Representative for application against the Senior Indebtedness remaining unpaid until such Senior Indebtedness is paid in full in cash. Any Payment Default Notice shall be deemed received by the Term Lenders upon the date of actual receipt by the Term Lenders or the Term Administrative Agent or other representative of such Payment Default Notice in writing.

Section 1.3 Non-Payment Default. Except under circumstances when the terms of Section 1.2 of this Annex I or Section 1.5 of this Annex I are applicable, if (a) a Non-Payment Default shall have occurred and be continuing, (b) the Term Lenders or the Term Administrative Agent or other representative shall have received a Non-Payment Default Notice, and (c) no Non-Payment Default Notice shall have been given within the 360 day period immediately preceding the giving of such Non-Payment Default Notice, then neither Borrower nor any Restricted Company may make, and no Term Lender shall accept, receive or collect, any direct or indirect payment or distribution of any kind or character (in cash, securities, other Property, by setoff, or otherwise other than Reorganization Securities) of any properties or assets of Borrower

ANNEX I

or any Restricted Company on account of the Subordinated Obligations during the Non-Payment Blockage Period; provided, however, that in the case of any Scheduled Payment on or in respect of any Subordinated Obligation that would (in the absence of any such Non-Payment Default Notice) have been due and payable on any Scheduled Payment Date during such Non-Payment Blockage Period pursuant to the terms of the Term Notes as in effect on the date hereof or as amended consistent with the requirements of Section 1.12 of this Annex I, the provisions of this Section 1.3 shall not prevent the making and acceptance of such Scheduled Payment, together with any additional default interest as is due on the Term Notes, on or after the date immediately following the termination of such Non-Payment Blockage Period. In the event that, notwithstanding the foregoing, Borrower or any Restricted Company shall make any payment or distribution to any Term Lender prohibited by the foregoing provisions of this Section 1.3, then and in such event such payment or distribution shall be held in trust for the benefit of and immediately shall be paid over to the holders of the Senior Indebtedness or the Senior Indebtedness Representative for application against the Senior Indebtedness remaining unpaid until such Senior Indebtedness is paid in full in cash. Any Non-Payment Default Notice shall be deemed received by the Term Lenders upon the date of actual receipt by the Term Lenders or the Term Administrative Agent or other representative of such Non-Payment Default Notice in writing.

Section 1.4 Standstill. At any time that the Term Lenders are not permitted to receive payments on the Subordinated Obligations pursuant to either Section 1.2 or 1.3 of this Annex I, the Term Lenders and the Term Administrative Agent or other representative of the Term Lenders will not commence any Enforcement Action relative to Borrower or any Restricted Company during the Standstill Period. Upon the termination of the Standstill Period, the Term Lenders may exercise all rights or remedies they may have in law or equity; provided, however, that if a Standstill Period terminates pursuant to clause (e) thereof, no Term Lender and no agent or representative thereof shall exercise any remedies against, or attempt to foreclose upon, garnish, sequester or execute upon, any Property known to it as constituting collateral for the Senior Indebtedness (other than to file or record any judgment Liens it may have obtained against such collateral) during the period that such Standstill Period would have been in effect but for termination pursuant to clause (e) of the definition of “Standstill Period;” provided further, that the Payment Blockage Period or the Non-Payment Blockage Period, as the case may be, if not also terminated, shall continue for its full period notwithstanding the termination of the Standstill Period. Notwithstanding the foregoing, no Standstill Period may be commenced while any other Standstill Period exists or within 180 days following the termination of any prior Standstill Period (provided that this sentence shall not relieve any Term Lender of its obligation to provide notice under Section 1.9 of this Annex I).

Section 1.5 Insolvency; Bankruptcy; Etc. In the event of the institution of any Insolvency Proceeding relative to Borrower or any Restricted Company, then:

(a) The holders of the Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness before the Term Lenders are entitled to receive any direct or indirect payment or distribution of any kind or character, whether in cash, Property or securities (other than Reorganization Securities) on account of the Subordinated Obligations.

ANNEX I

(b) Any direct or indirect payment or distribution of any kind or character, whether in cash, Property or securities, by setoff or otherwise, which may be payable or deliverable in such proceedings in respect of the Subordinated Obligations but for the provisions of this Annex I shall be paid or delivered by the Person making such payment or distribution, whether Borrower, Restricted Company, a trustee in bankruptcy, a receiver, a liquidating trustee, or otherwise, directly to the holders of the Senior Indebtedness or the Senior Indebtedness Representative, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid; provided, however, that no such delivery of any Reorganization Securities shall be made to any holders of the Senior Indebtedness. In the event that, notwithstanding the foregoing provisions of this Section 1.5, any Term Lender shall have received any such payment or distribution of any kind or character, whether in cash, Property or securities, by setoff or otherwise, before all Senior Indebtedness is paid in full in cash, which is to be paid to the holders of the Senior Indebtedness under the foregoing provisions of this Section 1.5, then and in such event such payment or distribution shall be held in trust for the benefit of and immediately shall be paid over to the holders of the Senior Indebtedness or the Senior Indebtedness Representative for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full in cash.

(c) If no proof of claim is filed in any Insolvency Proceeding with respect to any Subordinated Obligations by the tenth day prior to the bar date for any such proof of claim, the Senior Indebtedness Representative may, after notice to the Term Lenders or the Term Administrative Agent or other representative, file such a proof of claim on behalf of the Term Lenders, and each Term Lender hereby irrevocably appoints the Senior Indebtedness Representative as its agent and attorney-in-fact for such limited purpose; provided, that the foregoing shall not confer to the holder of any Senior Indebtedness the right to vote on behalf of the Term Lenders in any Insolvency Proceedings.

Section 1.6 No Impairment. No right of any present or future holder of Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Borrower or any Restricted Company or by any non-compliance by Borrower or any Restricted Company with the terms, provisions, and covenants of this Annex I, the Term Loan Agreement or the Term Notes, regardless of any knowledge thereof any such Term Lender may have or be otherwise charged with. The provisions of this Annex I shall be enforceable directly by any present or future holder of the Senior Indebtedness and/or the Senior Indebtedness Representative.

Section 1.7 Rights of Creditors; Subrogation. The provisions of this Annex I are for the purpose of defining the relative rights of the holders of the Senior Indebtedness on the one hand, and the Term Lenders on the other hand, and nothing herein shall impair, as between Borrower and the Restricted Companies and the Term Lenders, the obligation of Borrower and the Restricted Companies, which are unconditional and absolute, to pay to the Term Lenders the principal thereof and interest thereon in accordance with their terms and the provisions thereof, nor shall anything herein, except as otherwise provided in Section 1.4 of this Annex I, prevent the Term Lenders from exercising all remedies otherwise permitted by applicable law or hereunder upon default under the Term Loan Agreement or under the Term Notes (including the right to demand payment and sue for performance thereof and of the Term Notes and to accelerate the maturity thereof as provided by the terms of the Term Notes), subject to the rights

ANNEX I

of holders of the Senior Indebtedness under this Annex I. Upon payment in full of the Senior Indebtedness in cash and termination of the commitments of any holder of the Senior Indebtedness to make loans or extensions of credit, and expiration or termination of all letters of credit issued by any holder of the Senior Indebtedness, the Term Lenders shall, to the extent of any payments or distributions paid or delivered to the holders of the Senior Indebtedness or otherwise applied to the Senior Indebtedness pursuant to the provisions of this Annex I, be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of assets of Borrower or any Restricted Company made on Senior Indebtedness (and any security therefor) until the Subordinated Obligations shall be paid in full (and, for this purpose, no such payments or distributions paid or delivered to the holders of the Senior Indebtedness or otherwise applied to the Senior Indebtedness shall be deemed to have discharged the Subordinated Obligations), and, for the purposes of such subrogation, no payments to the holders of the Senior Indebtedness of any cash, assets, stock, or obligations to which the Term Lenders would be entitled except for the provisions of this Annex I shall, as between Borrower and the Restricted Companies, any of their respective creditors (other than the holders of the Senior Indebtedness), and the Term Lenders, be deemed to be a payment by Borrower or any Restricted Company to or on account of Senior Indebtedness. The fact that failure to make any payment on account of the Subordinated Obligations is caused by reason of the operation of any provision of this Annex I shall not be construed as preventing the occurrence of a Default.

Section 1.8 Payments on Senior Indebtedness. In the event that any Term Lender determines in good faith that evidence is required with respect to the right of any holder of the Senior Indebtedness to participate in any payment or distribution pursuant to this Annex I or the amount of such participation, such Term Lender may request such Person to furnish evidence to the reasonable satisfaction of such Term Lender as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Annex I, and if such evidence is not furnished, such Term Lender may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment; provided that, upon the written request of such Person to such Term Lender, such payment shall be made to the court having jurisdiction over such judicial determination or to another Person mutually satisfactory to such Person and such Term Lender, as escrowee, to be held and invested pending such judicial determination in accordance with such instructions as shall be mutually satisfactory to such Person and such Term Lender and upon such judicial determination becoming final and non-appealable to be distributed in accordance therewith to the Person entitled thereto.

Section 1.9 Notice of Acceleration, Enforcement Action.

(a) Each Term Lender agrees that in the event any Default shall occur, and as a result thereof, any Term Lender or the Term Administrative Agent or other representative of such Term Lender accelerates maturity of the Term Notes, then such Term Lender or the Term Administrative Agent or other representative shall give prompt (and in any event within three (3) Business Days) notice thereof in writing to the holders of the Senior Indebtedness or the Senior Indebtedness Representative. Neither Borrower nor any Restricted Company may pay the Term Notes until ten (10) Business Days after the Senior Indebtedness Representative receives the notice described above and, after that ten (10) Business Day period, may pay the Term Notes, and the Term Lenders may receive or collect such payment, only if the provisions of this Annex I do not prohibit such payment at that time.

ANNEX I

(b) Each Term Lender agrees that in the event any Default shall occur, and as a result thereof, any Term Lender or the Term Administrative Agent or other representative of such Term Lender intends to commence any Enforcement Action, then such Term Lender or the Term Administrative Agent or other representative shall first deliver notice thereof in writing to the Senior Indebtedness Representative both (i) not less than ten (10) days prior to taking any such Enforcement Action, and (ii) one (1) Business Day after such Enforcement Action is taken.

Section 1.10 Reinstatement. The provisions of this Annex I shall remain in force and effect until the indefeasible payment in full of all Senior Indebtedness and the termination of all commitments of any holder of the Senior Indebtedness to make loans or extensions of credit, and expiration or termination of all letters of credit issued by any holder of the Senior Indebtedness. To the extent any payment of or distribution in respect of the Senior Indebtedness (whether by or on behalf of Borrower or any of the Restricted Companies, as proceeds of security or enforcement of any right of set off or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to Borrower or any Restricted Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment or distribution is recovered by, or paid over to, Borrower or any Restricted Company or such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment has not occurred and the provisions of this Annex I shall continue to be applicable in respect of said reinstated Senior Indebtedness.

Section 1.11 Rights of Holders of the Senior Indebtedness. The holders of the Senior Indebtedness may, at any time and from time to time subject to the terms of the Senior Indebtedness, without the consent of or notice to the Term Lenders or the Term Administrative Agent or other representative of the Term Lenders, without incurring responsibility to the Term Lenders and without impairing or releasing the subordination or other benefits provided in this Annex I or the obligations hereunder of the Term Lenders to the holders of the Senior Indebtedness, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew, increase (but not in excess of the cap provided for in the definition of “Senior Indebtedness”), alter or amend, Senior Indebtedness or any instrument evidencing the same or any covenant or agreement under which Senior Indebtedness is outstanding or secured or any liability of any obligor thereon; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) settle or compromise any Senior Indebtedness or any liability of any obligor thereon or release any Person liable in any manner for the payment of Senior Indebtedness; and (d) waive any default under Senior Indebtedness and exercise or refrain from exercising any rights against Borrower, any Restricted Company or any other Person. The foregoing provisions are not intended to permit a change to the definition of “Senior Indebtedness”.

Section 1.12 Amendments. No amendment of this Annex I, or the definitions used in this Annex I, or which would have the effect of modifying this Annex I, or the definitions used in this Annex I, shall be effective unless it is in writing and made with the prior written consent of each of the Required Senior Revolving Lenders or by the Senior Indebtedness Representative acting at their written discretion on their behalf.

ANNEX I

Section 1.13 Identity of Term Lenders for Notice Purposes. For purposes of any notice required or permitted to be given hereunder by the holders of the Senior Indebtedness or the Senior Indebtedness Representative to the Term Lenders, or any of them, the holders of the Senior Indebtedness and the Senior Indebtedness Representative shall be entitled to rely, conclusively, on the identity and address of each Term Lender as set forth in the Term Loan Agreement or as otherwise set forth in the most recent notice received by the Senior Indebtedness Representative from a Term Lender referring to the Term Loan Agreement for purposes of providing the identity and address of each Term Lender. The Term Lenders agree that any notices required to be given to the Term Lenders shall be effective if such notice is given to the Term Administrative Agent or other representative of the Term Lenders. For so long as the Subordinated Obligations are outstanding, the Term Lenders agree to designate and maintain an agent or other representative for such purposes.

Section 1.14 Liens.

(a) All Liens granted by Borrower, or, if applicable, any Restricted Company, which at any time secure the Term Loan Agreement, any Term Note or any other Term Loan Document are hereby made, and will at all times prior to the full payment or discharge of the Senior Indebtedness be, subject and subordinate to all Liens granted by Borrower or any Restricted Company which at any time secure the Senior Indebtedness, which subordination shall be effective whether or not all such Liens securing Senior Indebtedness have been properly recorded, filed and otherwise perfected prior to all such Liens securing any Term Note and regardless of the relative priority of such Liens as determined without regard to this Annex I. The mortgages included in the Senior Revolving Credit Documents do (and other mortgages, security agreements and similar Senior Revolving Credit Documents may) describe the indebtedness secured thereby in a manner which might include indebtedness other than the Senior Indebtedness. For so long as any Term Note is outstanding, as between the Term Lenders and the holders of the Senior Indebtedness, only the Senior Indebtedness shall be deemed to be secured by any Liens granted under the Senior Revolving Credit Documents.

(b) Each Term Lender agrees that it will not initiate, join in or prosecute any claim, action or other proceeding challenging the validity or enforceability of the Senior Indebtedness or the Liens securing the Senior Indebtedness.

Section 1.15 Legend.

(a) Each Term Note shall be conspicuously inscribed with a legend substantially in the form and substance as follows:

PAYMENT OF THIS INSTRUMENT SHALL, TO THE EXTENT SET FORTH IN ANNEX I OF THE SECOND LIEN TERM LOAN AGREEMENT DATED NOVEMBER 17, 2005 BY AND AMONG GOODRICH PETROLEUM COMPANY, L.L.C., BNP PARIBAS, AS ADMININSTRATIVE AGENT AND THE LENDERS PARTIES

ANNEX I

THERETO, BE SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR INDEBTEDNESS, THE PROVISIONS OF WHICH ANNEX I OF SUCH LOAN AGREEMENT BEING INCORPORATED HEREIN AND BY THIS REFERENCE BEING MADE A PART HEREOF.

(b) Borrower and each Term Lender or the Term Administrative Agent or other representative of the Term Lenders shall cause each mortgage, security agreement and other instrument securing all or any part of the Subordinated Obligations to be conspicuously inscribed with a legend substantially in the form and substance as follows:

ALL LIENS GRANTED BY THIS INSTRUMENT SHALL, TO THE EXTENT SET FORTH IN ANNEX I OF THE SECOND LIEN TERM LOAN AGREEMENT DATED NOVEMBER 17, 2005 BY AND AMONG GOODRICH PETROLEUM COMPANY, L.L.C., BNP PARIBAS, AS ADMINISTRATIVE AGENT AND LENDERS PARTIES THERETO, BE SUBORDINATE AND JUNIOR TO ALL LIENS GRANTED BY GRANTOR TO SECURE THE SENIOR INDEBTEDNESS REGARDLESS OF THE RELATIVE PRIORITY OF SUCH LIENS AS DETERMINED WITHOUT REGARD TO SUCH ANNEX I OF SUCH TERM LOAN AGREEMENT, THE PROVISIONS OF WHICH ANNEX I OF SUCH TERM LOAN AGREEMENT BEING INCORPORATED HEREIN AND BY THIS REFERENCE BEING MADE A PART HEREOF.

Section 1.16 Successors and Assigns. Each Term Lender acknowledges and agrees that the provisions of this Annex I are, and are intended to be, an inducement and a consideration to each holder of the Senior Indebtedness to make, extend and continue the Senior Indebtedness; and each holder of the Senior Indebtedness shall be deemed conclusively to have relied upon the provisions of this Annex I in permitting Borrower to incur the Subordinated Obligations and in making, extending, continuing and/or acquiring such Senior Indebtedness. This Annex I shall pass to and be fully binding upon the successors and assigns of each Term Lender and shall inure to the benefit of the present and future holders of the Senior Indebtedness and the Senior Indebtedness Representative and their respective successors and assigns (including without limitation any Person refinancing any Senior Indebtedness).

Section 1.17 Defined Terms.

(a) Each capitalized term used in this Annex I, but not defined herein, shall have the meaning ascribed such term in the Term Loan Agreement.

(b) The following terms have the following meanings when used in this Annex I:

“Blockage Period” means a Non-Payment Blockage Period or a Payment Blockage Period.

“Eligible Swap Agreement” means any present or future Swap Agreement between Borrower or any Restricted Company and any Senior Revolving Lender or any Affiliate of any

ANNEX I

Senior Revolving Lender. For the avoidance of doubt, a Swap Agreement ceases to be an Eligible Swap Agreement if the Person that is the counterparty to Borrower under a Swap Agreement ceases to be a Senior Revolving Lender under the Senior Revolving Credit Agreement (or, in the case of an affiliate of a Senior Revolving Lender, the Person affiliated therewith ceases to be a Senior Revolving Lender under the Senior Revolving Credit Agreement).

“Enforcement Action” means, with respect to any Subordinated Obligations: any enforcement of any right or remedy including any enforcement or foreclosure of Liens granted by Borrower or any Restricted Company to secure any or all of such Subordinated Obligations, any enforcement or foreclosure of Liens on any capital stock or other equity interests in Borrower or any Restricted Company which may be granted by Borrower or the Restricted Companies or any holder of equity in Borrower to secure any or all of such Subordinated Obligations, or any other efforts to collect proceeds from Borrower’s or any of its Restricted Company’s assets or properties (including proceeds of production) to satisfy the Subordinated Obligations, including, without limitation, the commencement, or the joining with any other creditor of Borrower or any Restricted Company in the commencement of any Insolvency Proceeding against Borrower or any Restricted Company; provided, that none of the following shall constitute an Enforcement Action: (a) acceleration of any of the Subordinated Obligations following acceleration of any of the Senior Indebtedness (provided that such acceleration of Senior Indebtedness has not previously been rescinded), (b) acceleration of any of the Senior Indebtedness following acceleration of any of the Subordinated Obligations (provided that such acceleration of the Subordinated Obligations has not previously been rescinded), (c) actions by any Term Lender to obtain possession of or receive Reorganization Securities, or (d) taking any action described above during the existence of any Insolvency Proceeding subject to the jurisdiction of a court of competent authority.

“Insolvency Proceeding” shall mean (a) any voluntary or involuntary case, action, or proceeding before any Governmental Authority having jurisdiction over the applicable Person or its assets relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up, or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case whether undertaken under U.S. Federal, state, or foreign law.

“Non-Payment Blockage Period” means, with respect to any Non-Payment Default, the period from and including the date of receipt by the Term Lenders or the Term Administrative Agent or other representative of a Non-Payment Default Notice relating thereto until the first to occur of (a) the date upon which the Senior Indebtedness have been paid in full in cash, all commitments of any holder of Senior Indebtedness to make loans or extensions of credit have terminated, and all letters of credit issued by any holder of Senior Indebtedness have expired, terminated or fully collateralized in cash, (b) the 179th day after receipt of such Non-Payment Default Notice, (c) the date on which the Non-Payment Default which is the subject of such Non-Payment Default Notice has been waived in writing by the applicable holder or holders of the Senior Indebtedness or an agent or representative on their behalf, cured, or ceased to exist, or (d) the date upon which the Person(s) giving such Non-Payment Default Notice notify the Term Lenders or the Term Administrative Agent or other representative in writing of the termination of such Non-Payment Blockage Period.

ANNEX I

“Non-Payment Default” means the occurrence of any event under any Senior Revolving Document evidencing Senior Indebtedness, not constituting a Payment Default, which gives the holder(s) of such Senior Indebtedness, or an agent or representative acting on behalf of such holder(s), the right to cause the maturity of such Senior Indebtedness to be accelerated immediately without any further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace period.

“Non-Payment Default Notice” means a written notice from or on behalf of the Senior Indebtedness Representative that a Non-Payment Default has occurred and is continuing which identifies such Non-Payment Default and specifically designates such notice as a “Non-Payment Default Notice”.

“Payment Blockage Period” means, with respect to any Payment Default or Senior Indebtedness Acceleration, the period from and including the date of receipt by the Term Lenders or the Term Administrative Agent or other representative of a Payment Default Notice relating thereto until the first to occur of (a) the date upon which the Senior Indebtedness have been paid in full in cash, all commitments of any holder of Senior Indebtedness to make loans or extensions of credit have terminated, and all letters of credit issued by any holder of Senior Indebtedness have expired, terminated or fully collateralized in cash, (b) if such Payment Default Notice relates to a Payment Default, the date on which the Payment Default which is the subject of such Payment Default Notice has been waived in writing by the applicable holder or holders of the Senior Indebtedness or an agent or representative on their behalf, cured or ceased to exist, or if such Payment Default Notice relates to a Senior Indebtedness Acceleration, the date on which such acceleration is rescinded, annulled or ceased to exist, or (c) the day upon which the Person(s) giving such Payment Default Notice notify the Term Lenders or the Term Administrative Agent or other representative in writing of the termination of such Payment Blockage Period.

“Payment Default” means a default by Borrower or any Restricted Company in the payment of any amount owing with respect to the Senior Indebtedness, whether with respect to principal, interest, premium, letter of credit reimbursement obligations, commitment fees or letter of credit fees or otherwise when the same becomes due and payable, whether at maturity or at a date fixed for payment of an installment or prepayment or by declaration or acceleration or otherwise.

“Payment Default Notice” means a written notice from or on behalf of the Senior Indebtedness Representative that either (i) a Payment Default with respect to such Senior Indebtedness has occurred and is continuing, or (ii) a Senior Indebtedness Acceleration with respect to such Senior Indebtedness has occurred and is continuing.

“Reorganization Securities” means (a) debt securities that are issued pursuant to an Insolvency Proceeding the payment of which is subordinate and junior at least to the extent provided in this Annex I to the payment of the Senior Indebtedness outstanding at the time of the issuance thereof (including any refinancing of Senior Indebtedness pursuant to an Insolvency

ANNEX I

Proceeding) and to the payment of all debt securities issued in exchange for such Senior Indebtedness in such Insolvency Proceeding (whether such subordination is effected by the terms of such securities, an order or decree issued in such Insolvency Proceeding, by agreement of the Term Lenders or otherwise), or (b) equity securities that are issued pursuant to an Insolvency Proceeding; provided, in either case, that such securities are authorized by an order or decree made by a court of competent jurisdiction in such Insolvency Proceeding.

“Required Senior Revolving Lenders” means Senior Revolving Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Senior Indebtedness, or if no principal amount of loans or letters of credit is then outstanding, Senior Revolving Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the total commitments.

“Senior Indebtedness” means and includes (a) all principal indebtedness for loans now outstanding or hereafter incurred, and all letter of credit reimbursement obligations now existing or hereafter arising, under the Senior Revolving Credit Agreement, provided that the aggregate outstanding principal amount of Senior Indebtedness under this clause (a) shall not exceed $200,000,000 at any time, and provided further, that if the aggregate principal amount of Senior Indebtedness (constituting principal and letter of credit reimbursement obligations) shall exceed $200,000,000, then the subordination of the Term Notes as contemplated by Annex I to the Senior Indebtedness of $200,000,000 or less shall not be impaired, (b) all amounts now or hereafter owing to any of the Senior Revolving Lenders or any of their Affiliates under any Eligible Swap Agreement, (c) all interest accruing on the Senior Indebtedness described in the preceding clauses (a) and (b), and (d) all other monetary obligations (whether now outstanding or hereafter incurred) for which Borrower or any Restricted Company is responsible or liable as obligor, guarantor or otherwise under or pursuant to any of the Senior Revolving Credit Documents including, without limitation, all fees, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses (including, without limitation, fees and expenses of counsel to the Senior Indebtedness Representative and the Senior Revolving Lenders) together with interest on the foregoing to the extent provided for in the Senior Revolving Credit Documents. The interest described in the preceding clause (c) and the premiums and penalties described in the preceding clause (d) include, without limitation, all interest accruing after the commencement of any Insolvency Proceeding under the terms of the Senior Revolving Credit Documents whether or not such interest constitutes an allowed claim in any such Insolvency Proceeding.

“Senior Indebtedness Acceleration” means with respect to the Senior Indebtedness that the holder or holders of such Senior Indebtedness, or an agent or representative on behalf of such holder or holders, have caused the maturity of such Senior Indebtedness to be accelerated.

“Senior Indebtedness Default” means a Payment Default or a Non-Payment Default.

“Senior Indebtedness Representative” means (a) initially, BNP Paribas, as administrative agent for the Senior Revolving Lenders under the Senior Revolving Credit Agreement or (b) such other Person selected by the Determining Lenders (as such term is defined in the Senior Revolving Credit Agreement) to replace BNP Paribas or the then Senior Indebtedness Representative.

ANNEX I

“Senior Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of November 17, 2005 among Borrower, BNP Paribas, as administrative agent and the financial institutions listed therein from time to time as Senior Revolving Lenders, as from time to time renewed, extended, amended, supplemented, or restated, and any agreements representing the refinancing, replacement, or substitution in whole or in part of the revolving credit loans and letter of credit liabilities made or incurred under such Senior Revolving Credit Agreement.

“Senior Revolving Credit Documents” means, collectively, (a) the Senior Revolving Credit Agreement and the Eligible Swap Agreements, (b) any note, bond or other instrument evidencing Senior Indebtedness, (c) all mortgages, security agreements, pledge agreements or financing statements evidencing, creating or perfecting any Lien to secure the Senior Indebtedness in any way, (d) all guarantees of the Senior Indebtedness, (d) all other documents, instruments or agreements relating to the Senior Indebtedness now or hereafter executed or delivered by and among Borrower, any Restricted Company, the Senior Indebtedness Representative or any Senior Revolving Lender, including without limitation each of the other the “Loan Documents” as such term is defined in the Senior Revolving Credit Agreement, and (e) all renewals, extensions, amendments, modifications or restatements of the foregoing.

“Senior Revolving Lenders” means all Persons which now or hereafter constitute a “Lender” under the Senior Revolving Credit Agreement and their respective successors and assigns, and all Person refinancing any Senior Indebtedness and their respective successors and assigns.

“Standstill Period” means the period beginning with the commencement of a Blockage Period and ending on the earliest of (a) the date when the Senior Indebtedness Default giving rise to such Blockage Period has been cured or waived in writing, (b) the date of the repayment in full in cash of the Senior Indebtedness, (c) the date that is 90 days after the commencement of a Blockage Period, (d) the end of the Non-Payment Blockage Period applicable to such Senior Indebtedness Default, (e) the date on which the Senior Indebtedness shall have been declared due and payable prior to its stated maturity or any holder of Senior Indebtedness commences proceedings to collect any Senior Indebtedness or realize upon any material part of the collateral for any Senior Indebtedness and (f) the date upon which any Insolvency Proceeding is commenced.

“Subordinated Obligations” means any and all indebtedness (whether for principal, interest, fees, indemnifications or otherwise, but not expenses) now or hereafter owing by Borrower or any Restricted Company under or in connection with the Term Loan Agreement, the Term Notes, any mortgage, guaranty or other security instrument given in connection therewith, and any letter agreement or other agreement providing for payment of fees in connection therewith.

“Term Administrative Agent” means BNP Paribas, in its capacity as administrative agent for the Term Lenders under the Term Loan Agreement, together with any successors in such capacity.

ANNEX I

“Term Lenders” means all Persons which now or hereafter constitute a “Lender” under the Term Loan Agreement and their respective successors and assigns, and all Persons refinancing any Subordinated Obligations and their respective successors and assigns.

“Term Loan Agreement” means that certain Second Lien Term Loan Agreement dated as of November 17, 2005 among Borrower, BNP Paribas, as administrative agent and the financial institutions listed therein from time to time as Term Lenders, as from time to time renewed, extended, amended, supplemented, or restated, and any agreements representing the refinancing, replacement, or substitution in whole or in part of the loans made or incurred under such Term Loan Agreement.

“Term Loan Documents” means, collectively, (a) the Term Loan Agreement, (b) the Term Notes and any other note, bond or other instrument evidencing Subordinated Obligations, (c) all mortgages, security agreements, pledge agreements or financing statements evidencing, creating or perfecting any Lien to secure the Term Loan Agreement and the Term Notes in any way, (d) all guarantees thereof, (d) all other documents, instruments or agreements relating to the Term Loan Agreement or the Term Note now or hereafter executed or delivered by and among Borrower, any Restricted Company, the Term Administrative Agent or any Term Lender, including without limitation each of the other the “Loan Documents” as such term is defined in the Term Loan Agreement, and (e) all renewals, extensions, amendments, modifications or restatements of the foregoing.

“Term Notes” means each promissory note issued under the Term Loan Agreement evidencing the term loans made pursuant to the term thereof, as from time to time renewed, extended, amended, supplemented, or restated, and any agreements representing the refinancing, replacement, or substitution in whole or in part thereof.

ANNEX I

SCHEDULE 6

CLOSING DOCUMENTS

Unless otherwise specified, all dated either the Closing Date or a date no earlier than 30 days before the Closing Date (a “Current Date”).

PART A. BY CLOSING DATE

	Document	Responsible Party
1.	Second Lien Term Loan Agreement (the “Credit Agreement”) dated as of November 17, among Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company (“Borrower”), certain Lenders, and BNP Paribas, as Administrative Agent — the defined terms in which have the same meanings when used in this schedule — to which must be attached:	VE and Borrower (Schedules)

Annex I	-	Lenders
Annex I	-	Terms of Subordination
Schedule 6	-	Closing Documents
Schedule 7.3	-	Companies and Names
Schedule 7.9	-	Litigation
Schedule 7.11	-	Environmental Matters
Schedule 7.15	-	Affiliate Transactions
Schedule 9.2	-	Permitted Debt
Schedule 9.4	-	Permitted Liens
Schedule 9.8	-	Permitted Loans, Advances, and Investments
Exhibit A	-	Note
Exhibit B	-	Form of Production Report
Exhibit C-1	-	Borrowing Request
Exhibit C-2	-	Conversion Notice
Exhibit C-3	-	Compliance Certificate
Exhibit D	-	Opinion of Counsel to Companies
Exhibit E	-	Assignment and Assumption Agreement

2.	Second Lien Guaranty from Goodrich Petroleum Corporation	VE

3.	Second Lien Guaranty from Goodrich Petroleum Company-Lafitte, L.L.C.	VE

4.	Second Lien Pledge, Assignment, and Security Agreement from Goodrich Petroleum Corporation	VE

SCHEDULE 6

	Document	Responsible Party
5.	Second Lien Pledge, Assignment, and Security Agreement from Borrower	VE

6.	Second Lien Pledge, Assignment, and Security Agreement from Goodrich Petroleum Company-Lafitte, L.L.C.	VE

7.	UCC-1s for items 4 through 6 above and item 9 below.	VE

8.

Note dated the Closing Date, executed by Borrower, substantially in the form of Exhibit A to the Credit Agreement, one each payable to a Lender in the stated principal amount beside its name below:

BNP Paribas                     $30,000,000

VE

9.

Second Lien Mortgage, Security Agreement, Financing Statement and Assignment of Production dated as of the Closing Date, executed by certain Restricted Companies, in Administrative Agent’s favor, and in form and substance satisfactory to Administrative Agent for filing in the following offices:

(a)      Goodrich Petroleum Company, L.L.C.:

Bienville Parish, LA

Caddo Parish, LA

Cameron Parish, LA

DeSoto Parish, LA

Lafourche Parish, LA

Plaquemines Parish, LA

Terrebonne Parish, LA

(b)      Goodrich Petroleum Company Lafitte, L.L.C.:

Jefferson Parish, LA

VE

10.

Second Lien Mortgage, Deed of Trust, Indenture, Security Agreement, Financing Statement and Assignment of Production, dated as of the Closing Date, executed by Borrower, in Administrative Agent’s favor, in form and substance satisfactory to Administrative Agent for filing in the following offices:

Goodrich Petroleum Company, L.L.C.:

Angelina County, TX

Nacogdoches County, TX

Panola County, TX

Rusk County, TX

San Patricio County, TX

Smith County, TX

Wharton County, TX

VE

SCHEDULE 6

	Document	Responsible Party
11.	Borrowing Request for the Borrowing(s)	Borrower

12.	Compliance Certificate dated as of the Closing Date	Borrower

13.	EVIDENCE acceptable to Administrative Agent of the payment of all fees under Article 4 of the Credit Agreement due on the Closing Date	Borrower

14.

Officers’ Certificate for the following Restricted Companies dated as of the Closing Date, executed by its President or Vice President and Secretary or any Assistant Secretary as to resolutions of its directors or managers authorizing the Credit Agreement and the transactions contemplated in it and the execution and delivery of the Loan Documents to which it is a party, the incumbency of its officers, its Bylaws or operating agreement, and its corporate charter or articles or organization:

(a)    Goodrich Petroleum Corporation

(b)    Goodrich Petroleum Company, L.L.C.

(c)    Goodrich Petroleum Company – Lafitte, L.L.C.

Borrower

15.

Certificates of Existence, Authority, and Good Standing or Similar Status for the following entities and jurisdictions:

(a)    Goodrich Petroleum Corporation from the Secretary of State of Delaware

(b)    Goodrich Petroleum Company, L.L.C.

(i)     Secretary of State of Texas

(ii)    Secretary of State of Louisiana

(c)    Goodrich Petroleum Company – Lafitte, L.L.C. from the Secretary of State of Louisiana

Borrower

16.	Opinion dated as of the Closing Date, from counsel to the Companies, addressed to Administrative Agent and Lenders, and substantially covering all of the matters described on Exhibit D to the Credit Agreement	Borrower’s Counsel

SCHEDULE 6

	Document	Responsible Party
17.	Fee Letter Agreement described in Section 4.2 of the Credit Agreement, executed by Borrower and Administrative Agent	VE

18.	Shared Possessory Collateral Letter among Borrower, Administrative Agent, and BNP Paribas as administrative agent under the Senior Revolving Credit Agreement

19.	Such other documents and items as Administrative Agent may reasonably request	Borrower

SCHEDULE 6

SCHEDULE 7.3

COMPANIES AND NAMES

Company	Restricted (Yes/No)	Incorporated/ Organized	Qualified to do Business	Other Names Used in Past 5 Years	Name Change in Last 4 Months	Outstanding Capital Stock	Shareholders/Members
Goodrich Petroleum Corporation	Yes	Delaware	Louisiana Texas	None	None	24,788,745 Common 791,968 Preferred Series A	Various (public)

Goodrich Petroleum Company, L.L.C.	Yes	Louisiana	Texas Michigan	Goodrich Petroleum Company of Louisiana (Nevada corporation) GPC, Inc. of Louisiana (Nevada corporation)	None	1,000,000 units of Series A Common Unit	Goodrich Petroleum Corporation

Goodrich Petroleum Company – Lafitte, L.L.C.	Yes	Louisiana	None	None	None	1,000,000 units of Series A Common Unit	Goodrich Petroleum Company, L.L.C.

Drilling & Workover, Inc.	No	Louisiana	None	None	None	100%	Goodrich Petroleum Company, L.L.C.

LECE, Inc.	No	Texas	None	None	None	100%	Goodrich Petroleum Company, L.L.C.

BKWC Limited Partnership	No	Delaware	None	None	None	Not applicable	Various (LECE, Inc., is the general partner)

SCHEDULE 7.3

SCHEDULE 7.9

LITIGATION

1.	Gulf Coast Vacuum Services Superfund Site.

This is an action by the U.S. Environmental Protection Agency (EPA) seeking to recover from potentially responsible parties the costs required to clean up “hazardous substances” at an oil field waste disposal site in the State of Louisiana. Total cleanup costs have been estimated to be $15.4 million using a bioremediation method and $38 million if an incineration method is used. Pursuant to a consent decree, the Company has agreed to pay 3.09% of the costs expended up to $16.4 million, 1.94% of the costs expended from $16.4 million to $23 million, and 1.37% of the costs expended in excess of $23 million. The Company continues to pay its share of such costs as assessments are issued.

2.	Ena Thibodeaux Broussard et al. vs. LLOG Exploration Co., No. 69189, Fifteenth Judicial District Court, Vermilion Parish, Louisiana.

This action was commenced by Broussard et al. against LLOG Exploration. The plaintiffs claim to be owners of unleased interests in the Siph 3 RA SU A Unit in the Tigre Lagoon Field, Vermilion Parish, Louisiana. The plaintiffs claim that they have received no payment for their share of production from the unit well and that they have not been provided with any drilling or completion cost data. The plaintiffs sued LLOG as the current operator of the unit. In response, LLOG filed a third party demand against Goodrich Petroleum Company of Louisiana and against Unit Petroleum Company, claiming that Goodrich’s predecessor, American National Petroleum Company, and Unit Petroleum were prior operators of the well in question, and that, if LLOG has any liability to the plaintiffs, Goodrich and Unit Petroleum are liable to LLOG. There has been no activity on this case since November, 1997. Given the inactivity on this case, we have not evaluated this matter from the standpoint of liability or the potential exposure for damages. In the event this case is re-activated, management will defend it vigorously.

3.	Richard Golden King vs. The Board of Commissioners of the Orleans Levee District et al., No. 37-085, 25th Judicial District Court, Plaquemines Parish, Louisiana.

The plaintiff, King, filed suit against the Orleans Levee District, Patrick Petroleum Corporation of Michigan (a predecessor of Goodrich), Chevron Oil Company and Bass Oil Company, claiming to be the owner of royalty interests underlying the Bohemia Spillway in Plaquemines Parish, Louisiana. King contends that, between the period from January 1, 1985 through February and April, 1992, royalties were paid to the Orleans Levee District that should have been paid to him, and the petition seeks recovery of those royalties. The suit was originally filed in February, 1993, but King did not serve any of the defendants until February and March, 1998. Goodrich filed an exception of prematurity, contending that it was entitled to notice of the claim prior to the commencement of the lawsuit. This case has been dormant since July, 1998. Management intends to defend this action vigorously.

SCHEDULE 7.9

4.	Alonzo Fuller, Sr. et al. vs. Exxon Corporation et al., No. 99-0774-RV-S, United States District Court, Southern District of Alabama, Southern Division.

This action was filed on August 19, 1999, in state court in Clarke County, Alabama and then removed to federal court, as indicated in the caption above. The plaintiffs in this action purport to represent the heirs and assigns of the lessors under a 1949 mineral lease to Humble Oil and Refining Company. The plaintiffs seek to establish a class action on behalf of themselves and the other owners of mineral interests under the lease. The plaintiffs claim that the lease covers 46.5 acres of land, but that the various defendants have paid royalties to the lessors as though the lease covers only 15.5 acres. The defendants are purportedly the parties who operated various wells affecting the lease. The plaintiffs’ claims are quite old and it is anticipated that the statute of limitations has run. The case is currently in the discovery stage, and management intends to defend this action vigorously.

5.	LeJeune Brothers, L.L.C. vs. Goodrich Petroleum Company, L.L.C. et al., No. 101228, 16th Judicial District Court, Iberia Parish, Louisiana.

This suit was filed against Goodrich Petroleum Company, L.L.C., as the successor of Hawthorn Oil & Gas Corp., and other defendants who allegedly participated in oil and gas activities on the plaintiff’s property over a period of time spanning twenty-eight years. The plaintiff alleges that the activities of the defendants damaged its property and caused other related injuries. The plaintiff seeks an undisclosed sum in ordinary damages, punitive damages, the cost to assess and restore the property, and the diminution of the property’s value. The company has filed third party demands against successor operators of the property. Discovery is getting underway in this case and management intends to defend it vigorously.

6.	John L. Germany et al. vs. Texaco, Inc. et al., No. 101775, 16th Judicial District Court, Iberia Parish, Louisiana.

This suit was filed against Goodrich Petroleum Company, L.L.C., as the successor of Patrick Petroleum Corporation, and other defendants who allegedly participated in oil and gas activities on the plaintiff’s property over a period of time spanning sixty-five years. The plaintiff alleges that the activities of the defendants damaged its property and caused other related injuries. The plaintiff seeks an undisclosed sum in ordinary damages, punitive damages, the cost to assess and restore the property, and the diminution of the property’s value. Discovery has just commenced in this case and management intends to defend it vigorously. The company has been advised that it is not a primary target in this action. The company has settled this case for a nominal sum, and it should be dismissed soon.

SCHEDULE 7.9

7.	St. Martin Parish School Board v. Texaco, Inc. et al., 16th Judicial District Court, St. Martin Parish, Louisiana.

This suit was filed against Goodrich Petroleum Company, L.L.C. and other defendants who allegedly participated in oil and gas activities on the plaintiff’s property over a period of time spanning several decades. The plaintiff alleges that the activities of the defendants damaged its property and caused other related injuries. The plaintiff seeks an undisclosed sum in ordinary damages, punitive damages, the cost to assess and restore the property, and the diminution of the property’s value. Discovery has just commenced in this case and management intends to defend it vigorously. The company acquired its interest in the field in 2003 from Summit Energy Company, one of the defendants, and believes that Summit Energy and others will be primarily responsible for any damages alleged by the plaintiff.

8.	Bonin Properties, Inc. v. Goodrich Petroleum Company, L.L.C. et al., No 2004-2584, 14th Judicial District Court, Calcasieu Parish, Louisiana.

This suit was filed against Goodrich Petroleum Company, L.L.C. and other defendants who allegedly participated in oil and gas activities on the plaintiff’s property over a period of time spanning several decades. The plaintiff alleges that the activities of the defendants damaged its property and caused other related injuries. The plaintiff seeks an undisclosed sum in ordinary damages, punitive damages, the cost to assess and restore the property, and the diminution of the property’s value. Discovery has just commenced in this case and management intends to defend it vigorously.

9.	State of Louisiana et al. vs. Goodrich Petroleum Company, L.L.C. et al., No. 82174, 15th Judicial District Court, Vermilion Parish, Louisiana.

This suit was filed against Goodrich Petroleum Company, L.L.C., as the successor of Hawthorne Oil and Gas Corporation, and other defendants who allegedly participated in oil and gas activities on the plaintiff’s property over a period of time spanning several decades. The plaintiff alleges that the activities of the defendants damaged its property and caused other related injuries. The plaintiff seeks an undisclosed sum in ordinary damages, punitive damages, the cost to assess and restore the property, and the diminution of the property’s value. This suit was just commenced on January 26, 2005, and management intends to defend it vigorously.

SCHEDULE 7.9

SCHEDULE 7.11

ENVIRONMENTAL MATTERS

NONE.

SCHEDULE 7.11

SCHEDULE 7.15

AFFILIATE TRANSACTIONS

NONE.

SCHEDULE 7.15

SCHEDULE 9.2

PERMITTED DEBT

1.	The following existing Debt of the Restricted Companies, together with all renewals and extensions but not principal increases of the following:

a.	Production Payments due to Texaco Exploration and Production, Inc. in connection with the Companies’ acquisition of the interest in the Lafitte Field, Jefferson Parish, Louisiana.

b.	Accrued abandonment costs related to the Companies’ activities in the Burrwood-West Delta Field and the Lafitte Field in Louisiana.

2.	The Obligation.

3.	Debt owed to other Restricted Companies.

4.	Debt arising under Swap Agreements permitted pursuant to Section 9.20.

5.	Trade payables, accrued taxes and other liabilities that do not constitute Funded Debt and that are not past due.

6.	Endorsements of negotiable instruments in the ordinary course of business, and guarantees by any Restricted Company of any other Restricted Company’s Permitted Debt.

7.	In addition to the above, purchase-money Debt and capital-lease obligations incurred by any Restricted Company to acquire assets that never exceed, in the aggregate, $1,000,000.00 outstanding for all of the Restricted Companies; provided that no such Debt shall exceed 75% of the fair market value of the assets being so acquired or leased at the time such Debt is incurred.

8.	Debt now or hereafter outstanding under the Senior Revolving Credit Agreement (and any guaranties thereof by the Restricted Companies), provided that (i) the aggregate principal amount of the Senior Revolving Credit Agreement shall not exceed $200,000,000, (ii) no part of the Debt for principal owing under the Senior Revolving Credit Agreement is subordinated in right of payment to any other Debt for principal owing under the Senior Revolving Credit Agreement, (iii) such Debt is comprised of a single facility with no differentiation among lenders in the revolving character, pricing or maturity thereof and (iv) after giving effect to the incurrence of such Debt, no Default or Potential Default then exists under Section 10.1 or Section 10.2.

9.	Other Debt not to exceed $1,000,000 in the aggregate at any one time outstanding.

SCHEDULE 9.2

SCHEDULE 9.4

PERMITTED LIENS

1.	The following existing Liens on assets of the Restricted Companies, together with all renewals and extensions but not principal increases of the following:

None.

2.	Lender Liens.

3.	Any interest or title of a lessor in assets being leased under an operating lease that does not constitute Debt.

4.	Pledges or deposits — that may not cover any Collateral except cash proceeds of Collateral arising in the ordinary course of business — made to secure payment of workers’ compensation, unemployment insurance, or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions, or other social security programs.

5.	Good-faith pledges or deposits — that may not cover any Collateral except cash proceeds of Collateral arising in the ordinary course of business — (a) for 10% or less (or more if for the purchase of equipment) of the amounts due under — and made to secure — any Restricted Company’s performance of bids, tenders, contracts (except for the repayment of borrowed money), or leases, or (b) made to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds benefiting any Restricted Company in the ordinary course of its business.

6.	Zoning, easements, rights of way and similar restrictions on the use of real property that do not materially impair the use of the real property and that are not violated by existing or proposed structures or land use.

7.	If no Lien has been filed in any jurisdiction or agreed to, (a) claims and Liens for Taxes not yet due and payable, (b) mechanic’s Liens and materialman’s Liens for services or materials for which payment is not yet due and payable, and (c) landlord’s Liens for rental not yet due and payable.

8.	The following — if the validity or amount is being contested in good faith and by appropriate and lawful proceedings diligently conducted, reserve or other appropriate provision (if any) required by GAAP has been made, levy and execution continue to be stayed, they do not individually or collectively detract materially from the value of the property of the Person in question or materially impair the use of that property in the operation of its business, and (other than ad valorem Tax Liens given statutory priority) they are subordinate to the Lender Liens to the extent that they cover any Collateral: (a) Claims and Liens for Taxes due and payable; (b) claims and Liens upon, and minor defects of title to, real or personal property, including any attachment of personal or real property or other legal process before adjudication of a dispute on the merits, which are

SCHEDULE 9.4

customarily accepted in the oil and gas financing industry; (c) claims and Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other like Liens; and (d) adverse judgments or orders on appeal for the payment of money.

9.	Liens that secure any of the Permitted Debt described as Item 7 on Schedule 9.2 so long as those Liens never cover any assets except the assets acquired with that Permitted Debt and do not cover any other Collateral.

10.	Liens of operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Restricted Companies to secure amounts owing, which amounts are not yet due or are being contested in good faith.

11.	Liens under production sales agreements, division orders, operating agreements and other agreements customary in the oil and gas business for processing, producing and selling hydrocarbons.

12.	Liens on Property securing the Senior Revolving Credit Agreement and any guaranties thereof as permitted by Section 9.2; provided, however, that such Property is subject to a Lien in favor of Administrative Agent which secures the Obligation, this agreement and the other Loan Documents pursuant to Collateral Documents satisfactory to Administrative Agent.

13.	Liens on Property not constituting collateral for the Obligation and not otherwise permitted by the foregoing paragraphs of this Schedule 9.4; provided that the aggregate principal or face amount of all Debt secured under this paragraph 13 shall not exceed $1,000,000 at any time.

SCHEDULE 9.4

SCHEDULE 9.8

PERMITTED LOANS, ADVANCES, AND INVESTMENTS

1.	The following (i.e., “Government Securities”) if due within one year after issuance: (a) Readily marketable direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America; and (b) readily marketable obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

2.	Readily marketable direct obligations of any state of United States of America given on the date of such investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Corporation, in each case due within one year from the making of the investment.

3.	Certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, any (a) Lender or (b) bank incorporated under the Laws of the United States of America or any of its states and given on the date of the investment a short-term certificate of deposit credit rating of at least P-2 by Moody’s Investors Service, Inc., or A-2 by Standard & Poor’s Corporation, in each case due within one year after the date of the making of the investment.

4.	Certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of the investment a short-term certificate of deposit credit rating of a least P-2 by Moody’s Investors Service, Inc., or A-2 by Standard & Poor’s Corporation, in each case due within on year after the date of the making of the investment.

5.	Repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934 having on the date of the investment capital of at least $100,000,000, due within 30 days after the date of the making of the investment, so long as the maker of the investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in the Government Securities as soon as practicable after the making of the investment.

6.	Readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in Items 3 and 4 above given on the date of the investment a credit rating of at least P-1 by Moody’s Investors Service, Inc., or A-1 by Standard & Poor’s Corporation, in each case due within 90 days after the date of the making of the investment.

SCHEDULE 9.8

7.	“Money market preferred stock” issued by a corporation incorporated under the Laws of the United States of America or any of its states given on the date of the investment a credit rating of at least Aa by Moody’s Investors Services, Inc., and AA by Standard & Poor’s Corporation, in each case having an investment period not exceeding 50 days, so long as (a) the amount of all the investments issued by the same issuer does not exceed $10,000,000 and (b) the aggregate amount of all the investments does not exceed $50,000,000.

8.	A readily redeemable “money market mutual fund” sponsored by a bank described in Items 3 or 4 above, or a registered broker or dealer described in Item 5 above, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in Items 1 through 7 above and having on the date of those investment total assets of at least $1,000,000,000.

9.	Loans or advances to any Restricted Companies’ directors, officers, and employees made in the ordinary course of business that never exceed a total of $250,000.00 in the aggregate outstanding for all such loans and advances.

10.	Loans or advances to or investments in Restricted Companies (provided that all such loans and advances are evidenced by a promissory note subject to Lender Liens pursuant to the Collateral Documents).

11.	Other investments disclosed in writing to Administrative Agent that never exceed a total of $2,000,000.00 in the aggregate outstanding at any time.

SCHEDULE 9.8

EXHIBIT A

SECOND LIEN NOTE

PAYMENT OF THIS INSTRUMENT SHALL, TO THE EXTENT SET FORTH IN ANNEX I OF THE SECOND LIEN TERM LOAN AGREEMENT DATED NOVEMBER 17, 2005 BY AND AMONG GOODRICH PETROLEUM COMPANY, L.L.C., BNP PARIBAS, AS ADMINISTRATIVE AGENT AND THE LENDERS PARTIES THERETO, BE SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR INDEBTEDNESS, THE PROVISIONS OF WHICH ANNEX I OF SUCH LOAN AGREEMENT BEING INCORPORATED HEREIN AND BY THIS REFERENCE BEING MADE A PART HEREOF.

$	, 200

FOR VALUE RECEIVED, Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company (“Maker”) promises to pay to the order of                     ,                      (“Payee”), that portion of the principal amount of $             that may from time to time be disbursed and outstanding under this note, together with interest.

This note is a “Note” under the Second Lien Term Loan Agreement (as renewed, extended, amended, or restated, the “Credit Agreement”) dated as of November 17, 2005, among Maker as Borrower, Payee, certain other “Lenders,” and BNP Paribas, as “Administrative Agent” for Lenders. All of the terms defined in the Credit Agreement have the same meanings when used—unless otherwise defined—in this Note.

This Note incorporates by reference the principal and interest payment terms in the Credit Agreement for this Note, including, without limitation, the final maturity date for this Note, which is the Termination Date. Principal and interest are payable to the holder of this Note through Administrative Agent at its offices at 1200 Smith Street, Suite 3100, Houston, Texas 77002, or at any other address of which Administrative Agent may notify Maker in writing.

This Note also incorporates by reference all other provisions in the Credit Agreement applicable to this Note—such as provisions for disbursement of principal, applicable-interest rates before and after Default, voluntary and mandatory prepayments, acceleration of maturity, exercise of rights, payment of attorney’s fees, court costs, and other costs of collection, certain waivers by Maker and other obligors, assurances and security, choice of Texas and United States federal law, usury savings, and other matters applicable to Loan Documents under the Credit Agreement.

Exhibit A

Goodrich Petroleum Company, L.L.C., as Maker

By:
Name:
Title:

Exhibit A

EXHIBIT B

FORM OF PRODUCTION REPORT

Section 1: Total Company Most Recent Six-Month Operations Statistics

Month:
Production Sales Volumes
Oil (Bbls)
Gas (MMcf)
NGLs (Bbls)

Average Realized Prices
Oil ($/Bbl)
Gas ($/Mcf)
NGLs ($/Bbl)

Total Sales ($000)
Total LOE ($000)
Total Capex ($000)

Section 2: Discussion of Significant Production Variances

Section 3: Discussion of Significant Operating Expenditures or Significant Changes in Total Operating Expenses

Section 4: Discussion of Significant Capital Expenditures

Section 5: Significant Lease or Well Production Statistics (for each lease or well comprising over 5% of total production)

Property:

Month:
Production Sales Volumes
Oil (Bbls)
Gas (MMcf)
NGLs (Bbls)
Water (Bbls)
FTP (PSI)

Production Sales Volumes
Oil (Bbls)
Gas (MMcf)
NGLs (Bbls)
Water (Bbls)
FTP (PSI)

Exhibit B - 1

Prepared:	By:
Name:
Title:
Date:

Exhibit B - 2

EXHIBIT C-1

BORROWING REQUEST

ADMINISTRATIVE AGENT: BNP Paribas	DATE: , 200

BORROWER: Goodrich Petroleum Company, L.LC.

This notice is delivered under Section 2.2(a) of the Second Lien Term Loan Agreement (as renewed, extended, and amended, the “Credit Agreement”) dated as of November 17, 2005 among Borrower, Administrative Agent, and certain lenders. Terms defined in the Credit Agreement have the same meanings when used — unless otherwise defined — in this request.

Borrower requests the Borrowing under the Credit Agreement as follows:

Closing Date[1]		, 200
Amount of Borrowing[2]	$
Type of Tranche(s)[3]
For LIBOR-Rate Tranche(s), the Interest Period[4]		months

Borrower certifies that on the above Closing Date — after giving effect to the requested Borrowing — (a) all of the representations and warranties in the Loan Documents will be true and correct in all material respects and (b) no Material Adverse Event, Default, or Potential Default will exist.

Goodrich Petroleum Company, L.L.C., as Borrower

By:
(Name)
(Title)

[1]	Business Day of request for Base-Rate Tranche or at least third Business Day after request for LIBOR-Rate Tranche.
[2]	Not less than $500,000 or a $100,000 greater multiple if a Base-Rate Tranche, and not less than $1,000,000 or a $500,000 greater multiple if a LIBOR-Rate Tranche.
[3]	LIBOR-Rate Tranche or Base-Rate Tranche.
[4]	1, 2, 3, or 6 months.

Exhibit C-1

EXHIBIT C-2

NOTICE OF CONVERSION

ADMINISTRATIVE AGENT: BNP Paribas	DATE: , 200

BORROWER: Goodrich Petroleum Company, L.L.C.

This notice is delivered under Section 3.10 of the Second Lien Term Loan Agreement (as renewed, extended, amended, or restated, the “Credit Agreement”) dated as of November 17, 2005 among Borrower, Administrative Agent, and certain lenders. Terms defined in the Credit Agreement have the same meanings when used — unless otherwise defined — in this notice.

Borrower presently has a                     / Tranche (the “Existing Tranche”) under the Credit Agreement in the amount of $             — which, if a Libor-Rate Tranche, has an Interest Period of                     / ending on                     . On                      (the “Conversion Date”), Borrower shall partially pay, continue in full or part as the same Type of Tranche, or convert in full or part to another Type of Tranche and — if applicable — with the Interest Period(d) designated below [check applicable boxes]:

•	Amount to be paid, if any, $

•	Balance to be in the following Types of Tranches with — if applicable — the following Interest Period(s):

Type	Amount	Interest Period
$
$
$
$

Borrower certifies that on the Conversion Date — and after giving effect to the above action(s) — (a) all of the representations and warranties in the Loan Documents will be true and correct in all material respects and (b) no Material Adverse Event, Default, or Potential Default will exist.

Goodrich Petroleum Company, L.L.C.

By:
(Name)
(Title)

Exhibit C-2

EXHIBIT C-3

COMPLIANCE CERTIFICATE

FOR THE FISCAL QUARTER/YEAR ENDED

(the “Subject Period”)

ADMINISTRATIVE AGENT: BNP Paribas	DATE:

BORROWER: Goodrich Petroleum Company, L.L.C.

This certificate is delivered under the Second Lien Term Loan Agreement (as renewed, extended, amended, or restated, the “Credit Agreement”) dated as of November 17, 2005 among Borrower, Administrative Agent, and certain lenders, all defined terms in which have the same meanings when used — unless otherwise defined — in this certificate.

In my capacity as a Responsible Officer of — and on behalf of — Borrower, I certify to Administrative Agent and Lenders on the date of this certificate that (a) I am a Responsible Officer of Borrower, (b) Goodrich’s Financial Statements attached to this certificate were prepared in accordance with GAAP and present fairly the Companies’ consolidated financial condition and results of operations as of, and for the fiscal quarter or year, as the case may be, ended on, the last day of the Subject Period, (c) a review of the activities of the Companies during the Subject Period has been made under my supervision with a view to determining whether, during the Subject Period, the Companies performed and complied with all of their obligations under the Loan Documents, and, during the Subject Period, to my knowledge (i) the Companies performed, and complied with all of their obligations under the Loan Documents (except for the deviations, if any, described on a schedule to this certificate) in all material respects, and (ii) no Default (nor any Potential Default) has occurred which has not been cured or waived (except the Defaults or Potential Defaults, if any, described on the schedule to this certificate), and (d) to my knowledge, the status of compliance by the Companies with Section 10.1 and Section 10.2 of the Credit Agreement at the end of the Subject Period is as described on the schedule to this certificate.

By:
(Name)
(Title)

Exhibit C-3

SCHEDULE TO COMPLIANCE CERTIFICATE

(For Fiscal Quarter/Year Ended                     )

A. Describe deviations from performance or compliance with covenants, if any, pursuant to clause (c)(i) of the attached certificate. If none, so state.

B. Describe Potential Defaults and Defaults, if any, pursuant to clause (c)(ii) of the attached certificate. If none, so state.

C. Reflect compliance with Section 10.1 and Section 10.2 at the end of the Subject Period on a consolidated basis pursuant to clause (d) of the attached certificate.

Table 1

Covenant	At End of Subject Period
§10.1 Asset Coverage Ratio

(a) Total PV	$
(b) Total Debt	$
(c) Ratio of Line (a) to Line (b)		to 1.00
(d) Minimum		1.50 to 1.00

§10.2 Total Debt to EBITDAX Ratio

(a) Total Debt	$
(b) EBITDAX for that applicable period		$
(c) Ratio of Line (a) to Line (b)		to 1.00
(d) Maximum		4.00 to 1.00

Schedule to Compliance Certificate

EXHIBIT D

OPINION OF COUNSEL TO COMPANIES

Exhibit D

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS AGREEMENT is entered into as of                     , between                              (“Assignor”) and                              (“Assignee”).

Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company (“Borrower”) certain lenders (“Lenders”), and BNP Paribas, a foreign banking corporation organized under the laws of the Republic of France (in its capacity as Administrative Agent for Lenders, “Administrative Agent”), are party to the Second Lien Term Loan Agreement (as renewed, extended, amended, or restated, the “Credit Agreement”) dated as of November 17, 2005, all of the defined terms in which have the same meanings when used — unless otherwise defined — in this agreement. This agreement is entered into as required by Section 14.10(c) of the Credit Agreement and, if required pursuant to the terms of the Credit Agreement, is not effective until consented to by Borrower and Administrative Agent, which consents may not under the Credit Agreement be unreasonably withheld.

ACCORDINGLY, for adequate and sufficient consideration, Assignor and Assignee agree as follows:

1. Assignment and Assumption. By this agreement, and effective as of                      (which must be at least five Business Days after the execution and delivery of this agreement to both Borrower, if applicable, and Administrative Agent for consent, the “Effective Date”), Assignor sells and assigns to Assignee (without recourse to Assignor) and Assignee purchases and assumes from Assignor a         % interest (the “Assigned Interest”), which, if not equal to 100%, must be a percentage, when computed as an aggregate dollar amount, that is at least $5,000,000, in and to all of Assignor’s Rights and obligations under the Credit Agreement as of the Effective Date, including, without limitation, the Assigned Interest in (a) the Note held by Assignor as of the Effective Date, (b) all Principal Debt owed to Assignor on the Effective Date and (c) all interest accruing in respect of the Assigned Interest after the Effective Date.

2. Assignor Provisions. Assignor (a) represents and warrants to Assignee that as of the Effective Date (i) the following principal amounts are owed to it without reduction for any assignments that have not yet become effective:

Item	Amount
Principal Debt of Term Facility	$

and (ii) Assignor is the legal and beneficial owner of the Assigned Interest, which is free and clear of any adverse claim, and (b) makes no representation or warranty to Assignee and assumes no responsibility to Assignee with respect to (i) any statements, warranties, or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, or value of any Loan Document, or (iii) the financial condition of any Company or the performance or observance by any Company of any of its obligations under any Loan Document.

Exhibit E - 1

3. Assignee Provisions. Assignee (a) represents and warrants to Assignor, Borrower, and Administrative Agent that Assignee is legally authorized to enter into this agreement, (b) confirms that it has received a copy of the Credit Agreement, copies of the Current Financials, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this agreement, (c) agrees with Assignor, Borrower, and Administrative Agent that Assignee shall — independently and without reliance upon Administrative Agent, Assignor, or any other Lender and based on such documents and information as Assignee deems appropriate at the time — continue to make its own credit decisions in taking or not taking action under the Loan Documents, (d) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms of the Loan Documents and all other reasonably-incidental powers, (e) agrees with Assignor, Borrower, and Administrative Agent that Assignee shall perform and comply with all provisions of the Loan Documents applicable to Lenders in accordance with their respective terms, and (f) if Assignee is not organized under the Laws of the United States of America or one of its states, it (i) represents and warrants to Assignor, Administrative Agent, and Borrower that no Taxes are required to be withheld by Assignor, Administrative Agent, or Borrower with respect to any payments to be made to it in respect of the Obligations, and it has furnished to Administrative Agent and Borrower two duly completed copies of either U.S. Internal Revenue Service Forms W-8BEN, W-8ECI, or any other form acceptable to Administrative Agent that entitles Assignee to exemption from U.S. federal withholding Tax on all interest payments under the Loan Documents, (ii) covenants to provide Administrative Agent and Borrower a new Forms W-8BEN, W-8ECI, or other form acceptable to Administrative Agent upon the expiration or obsolescence of any previously delivered form according to Law, duly executed and completed by it, and to comply from time to time with all Laws with regard to the withholding Tax exemption, and (iii) agrees with Administrative Agent and Borrower that, if any of the foregoing is not true or the applicable forms are not provided, then Administrative Agent and Borrower (without duplication) may deduct and withhold from interest payments under the Loan Documents any United States federal-income Tax at the full rate applicable under the Code.

4. Credit Agreement. From and after the Effective Date (a) Assignee shall be a party to the Credit Agreement and (to the extent provided in this agreement) have the Rights and obligations of a Lender under the Loan Documents and (b) Assignor shall (to the extent provided in this agreement) relinquish its Rights and be released from its obligations under the Loan Documents. On the Effective Date, after giving effect to this agreement, but without giving effect to any other assignments that have not yet become effective, Assignor’s principal amount of the Principal Debt (which, if positive, must be at least $5,000,000) and Assignee’s total principal amount will be as follows:

Lender	Principal
Assignor	$
Assignee	$

Exhibit E - 2

5. Notes. Assignor and Assignee request Borrower to issue new Notes to Assignor and Assignee in the amounts of their respective principal amounts of the Principal Debt under Paragraph 4 above and otherwise issued in accordance with the Credit Agreement. Upon delivery of those Notes, Assignor shall return to Borrower the Note previously delivered to Assignor under the Credit Agreement.

6. Payments and Adjustments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees, and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods before the Effective Date by Administrative Agent or with respect to the making of this assignment directly between themselves.

7. Conditions Precedent. Paragraphs 1 through 5 above are not effective until (a) counterparts of this agreement are executed and delivered by Assignor and Assignee to — and are executed in the spaces below by — Borrower and Administrative Agent and (b) Administrative Agent receives from Assignor or Assignee a $3,500 processing fee.

8. Incorporated Provisions. Although this agreement is not a Loan Document, the provisions of Sections 1 and 14 of the Credit Agreement applicable to Loan Documents are incorporated into this instrument by reference the same as if this agreement were a Loan Document and those provisions were set forth in this agreement verbatim.

9. Communications. For purposes of Section 14.2 of the Credit Agreement, Assignee’s address and telecopy number — until changed under that section — are beside its signature below.

10. Amendments, Etc. No amendment, waiver, or discharge to or under this agreement is valid unless in writing that is signed by the party against whom it is sought to be enforced and is otherwise in conformity with the requirements of the Credit Agreement.

11. ENTIRETY. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN ASSIGNOR AND ASSIGNEE ABOUT ITS SUBJECT MATTER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF ASSIGNOR AND ASSIGNEE. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN ASSIGNOR AND ASSIGNEE.

12. Parties. This agreement binds and benefits Assignor, Assignee, and their respective successors and assigns that are permitted under the Credit Agreement.

Exhibit E - 3

EXECUTED as of the date first stated above.

[ASSIGNOR]

By:
(Name)
(Title)

[ASSIGNEE]

By:
(Name)
(Title)

(Address)

(Telecopy No.)

As of the Effective Date, [Borrower] and Administrative Agent consent to this agreement and the transactions contemplated in it.

[GOODRICH PETROLEUM COMPANY, L.L.C., as Borrower]

By:
(Name)
(Title)

BNP PARIBAS, as Administrative Agent

By:
(Name)
(Title)

By:
(Name)
(Title)

Exhibit E - 4